Exhibit 2.1
EXECUTION COPY

ASSET SALE AGREEMENT
between
KRAFT FOODS GLOBAL, INC.
and
DEL MONTE CORPORATION
Dated as of March 15, 2006

-i-

-ii-

-iii-

ASSET SALE AGREEMENT
     This ASSET SALE AGREEMENT (this “Agreement”), dated as of March 15, 2006, is by and between Kraft Foods Global, Inc., a Delaware corporation (“SELLER”), and Del Monte Corporation, a Delaware corporation (“BUYER”).
W I T N E S S E T H:
     WHEREAS, BUYER desires to purchase the Assets (as defined below) and to assume the Assumed Liabilities (as defined below) from SELLER, and SELLER desires to sell the Assets and transfer to BUYER the Assumed Liabilities, upon the terms and subject to the conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     1.1 CERTAIN DEFINITIONS. For all purposes of this Agreement except as expressly provided or unless the context otherwise requires the following definitions shall apply:
     “Adjustment Payment” shall have the meaning assigned thereto in Section 2.4(e).
     “Agreement” shall have the meaning assigned thereto in the preamble.
     “Animals” shall have the meaning assigned thereto in Section 6.4.
     “Assets” shall have the meaning assigned thereto in Section 1.4.
     “Assigned Contracts” shall have the meaning assigned thereto in Section 1.4(e).
     “Assumed Liabilities” shall have the meaning assigned thereto in Section 1.6.
     “Basket” shall have the meaning assigned thereto in Section 8.2.
     “BCT Fund” shall have the meaning assigned thereto in Section 3.13(e).

     “BCT Welfare Fund” shall have the meaning assigned thereto in Section 3.13(e).
     “Benefits Continuation Period” shall have the meaning assigned thereto in Section 6.3(b).
     “Business” shall mean the manufacture, marketing, packaging and sale of the Products as conducted by SELLER.
     “Business Employees” shall have the meaning assigned thereto in Section 6.3(a).
     “BUYER” shall have the meaning assigned thereto in the preamble.
     “BUYER’s FSA” shall have the meaning assigned thereto in Section 6.3(g).
     “BUYER’s Objection” shall have the meaning assigned thereto in Section 2.4(b).
     “Cap” shall have the meaning assigned thereto in Section 8.2.
     “Capital Stock” shall mean: (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class or series of common stock and preferred stock of such Person; and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.
     “Capitalized Lease Obligation” shall mean, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP.
     “Cause” shall have the meaning assigned thereto in Section 6.3(e).
     “CBAs” shall have the meaning assigned thereto in Section 6.3(d).
     “Closing” shall have the meaning assigned thereto in Section 2.1.
     “Closing Date” shall have the meaning assigned thereto in Section 2.1.
     “Closing Inventory Statement” shall have the meaning assigned thereto in Section 2.4(a).
     “COBRA Coverage” shall have the meaning assigned thereto in Section 6.3(f).

     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Collateral Agreements” shall have the meaning assigned thereto in Section 2.1(d).
     “Common Transferred IP” shall have the meaning assigned thereto in Section 1.4(c)(iii).
     “Confidential Information” shall have the meaning assigned thereto in Section 5.6.
     “Confidentiality Agreement” shall have the meaning assigned thereto in Section 6.1.
     “Contract” shall mean any contract or agreement (other than any Purchase Order) relating exclusively to the Business or any Product.
     “Controlling Party” shall have the meaning assigned thereto in Section 8.6(c).
     “CPA Firm” shall have the meaning assigned thereto in Section 2.4(c).
     “Currency Agreement” shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in currency values.
     “Domain Names” shall have the meaning assigned thereto in Section 1.4(c)(vi).
     “Due Date” shall have the meaning assigned thereto in Section 7.7(d).
     “Employees on Disability Leave” shall have the meaning assigned thereto in Section 6.3(a).
     “End Date” shall have the meaning assigned thereto in Section 9.1(d).
     “Environmental Law” shall mean any federal, state or local law, regulation, ordinance, rule, license, permit, governmental authorization or common law, including any judicial or administrative order, consent decree or judgment, and including requirements of the New York State Department of Environmental Conservation, applicable to the Assets or the Business and relating to pollution, protection of the environment, the effect of the environment on employee health, environmental regulation or control or the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

     “Environmental Permits” shall have the meaning assigned thereto in Section 3.10(d).
     “Equipment” shall have the meaning assigned thereto in Section 1.4(f).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Estimated Inventory Statement” shall have the meaning assigned thereto in Section 2.4(a).
     “Excluded Assets” shall have the meaning assigned thereto in Section 1.5(j).
     “Excluded Liabilities” shall have the meaning assigned thereto in Section 1.7.
     “Excluded Taxes” shall mean any (i) Income Taxes of SELLER for any period, and (ii) any non-Income Taxes of SELLER for any period (other than any non-Income Taxes relating to the Business, the Assets or the Assumed Liabilities for any Post-Closing Period); provided, however, that Excluded Taxes shall not include any Transfer Taxes other than Transfer Taxes that shall be borne by the SELLER pursuant to Section 7.7(a). For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Post-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Post-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Post-Closing Period shall be computed as if such taxable period began as of the Closing Date.
     “Expiration Date” shall have the meaning assigned thereto in Section 8.1.
     “Facilities” shall mean each of the manufacturing and packaging facilities in Buffalo, New York and the kennel facility in Sherburne, New York,

each owned directly or indirectly by SELLER, including all right, title and interest of SELLER in and to the underlying land, all buildings, structures and improvements thereon and all fixtures and fittings attached thereto and contained therein, together with all appurtenances thereto and all easements benefiting the same (all as more particularly described in those certain title commitments numbers MTANY-018736 and MTANY-018734 issued by Madison Title Agency, LLC as agent for Chicago Title Insurance Company).
     “FDA Act” shall mean the Food, Drug and Cosmetic Act, as amended, including by the Food Additive Amendment of 1958.
     “Final Allocation” shall have the meaning assigned thereto in Section 1.3.
     “Final Closing Inventory Statement” shall have the meaning assigned thereto in Section 2.4(d).
     “Final Purchase Price” shall have the meaning assigned thereto in Section 1.2.
     “Financial Information” shall have the meaning assigned thereto in Section 3.9(a).
     “Formulations” shall mean the past and current formulations for each Product.
     “GAAP” shall mean generally accepted accounting principles in the United States of America.
     “GST” shall have the meaning assigned thereto in Section 7.7(a).
     “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and other substances defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any Environmental Law.
     “HSR Act” shall have the meaning assigned thereto in Section 2.2(f).
     “HST” shall have the meaning assigned thereto in Section 7.7(a).
     “Income Taxes” shall mean U.S. federal, state or local or foreign net income or capital gain Taxes (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes) together with any interest or penalties imposed with respect thereto.

     “Indebtedness” shall mean with respect to any Person, without duplication:
               (i) all obligations of such Person for borrowed money;
               (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
               (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);
               (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;
               (v) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (iv) above and clause (vii) below;
               (vi) all obligations of any other Person of the type referred to in clauses (i) through (v) above and clause (vii) below that are secured by any Lien on any property or asset of such Person; and
               (vii) all obligations under Currency Agreements and Interest Swap Obligations of such Person.
     “Initial Purchase Price” shall have the meaning assigned thereto in Section 1.2.
     “Intellectual Property” shall have the meaning assigned thereto in Section 1.4(c)(vi).
     “Interest Swap Obligations” shall mean the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     “Inventory” shall have the meaning assigned thereto in Section 1.4(a).
     “IP Basket” shall have the meaning assigned thereto in Section 8.2.
     “Liens” shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.
     “Losses” shall have the meaning assigned thereto in Section 8.2.
     “Marked Materials” shall have the meaning assigned thereto in Section 5.5(a).
     “Material Adverse Effect” shall mean the effect of any circumstance, change, development, condition or event that (a) is materially adverse to the business, financial condition, assets, liabilities or results of operations of the Business; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, condition or event (i) arising out of or affecting the industry in which the Business operates generally (provided that the Business is not materially disproportionately affected as compared to other participants in the same industry), (ii) arising out of or affecting the general economy or financial markets (provided that the Business is not materially disproportionately affected as compared to other participants in the same industry), (iii) arising out of the announcement of this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby or (iv) arising out of any action taken or not taken by SELLER or its affiliates at the written direction, or to the extent required under the terms of this Agreement with the written consent, of BUYER, or (b) has a material adverse effect on SELLER’s ability to consummate the transactions contemplated by this Agreement.
     “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
     “New Plans” shall have the meaning assigned thereto in Section 6.3(c).
     “Non-controlling Party” shall have the meaning assigned thereto in Section 8.6(c).

     “Nonrecoverable Transfer Taxes” shall have the meaning assigned thereto in Section 7.7(a).
     “Old Plans” shall have the meaning assigned thereto in Section 6.3(c).
     “Omnibus Patent Assignment” shall mean the agreement entered into between BUYER (or one of its subsidiaries) and SELLER (or one of its subsidiaries), to be executed at Closing, substantially in the form attached hereto as Exhibit A.
     “Omnibus Trademark Assignment” shall mean the agreement entered into between BUYER (or one of its subsidiaries) and SELLER (or one of its subsidiaries), to be executed at Closing, substantially in the form attached hereto as Exhibit B.
     “Patent License” shall mean the license entered into between BUYER (or one of its subsidiaries) and SELLER (or one of its subsidiaries), to be executed at Closing, substantially in the form attached hereto as Exhibit C.
     “Patents” shall have the meaning assigned thereto in Section 1.4(c)(v).
     “Permits” shall have the meaning assigned thereto in Section 3.6.
     “Permitted Liens” shall have the meaning assigned thereto in Section 3.2.
     “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental authority or other entity of any kind or nature.
     “Plans” shall have the meaning assigned thereto in Section 3.13(a).
     “Post-Closing Period” shall mean any taxable period (or portion thereof) beginning after the Closing Date.
     “Processing Instructions” shall mean the past and current processing instructions for each Product.
     “Products” shall mean the products manufactured and sold listed or described on Schedule 1.1(a) hereto, and any other product sold under any of the Trademarks, and any successor to any thereof, each a “Product.”

     “Property Taxes” shall mean real, personal and intangible property taxes.
     “Proposed Allocation” shall have the meaning assigned thereto in Section 1.3.
     “PST” shall have the meaning assigned thereto in Section 7.7(a).
     “Purchase Orders” shall have the meaning assigned thereto in Section 1.4(b).
     “Qualified Plans” shall have the meaning assigned thereto in Section 3.13(c).
     “QST” shall have the meaning assigned thereto in Section 7.7(a).
     “Recoverable Transfer Taxes” shall have the meaning assigned thereto in Section 7.7(a).
     “Represented Employees” shall have the meaning assigned thereto in Section 6.3(a).
     “Retiree Medical Credit Employee” shall mean any Transferred Employee who (i) is a Salaried Employee, (ii) is between the ages of 50-53 (inclusive) on the Closing Date, and (iii) has at least 9 years of recognized service for purposes of SELLER’s retiree medical program as of the Closing Date.
     “Salaried Employees” shall have the meaning assigned thereto in Section 6.3(a).
     “SELLER” shall have the meaning assigned thereto in the preamble.
     “SELLER’s FSA” shall have the meaning assigned thereto in Section 6.3(g).
     “SELLER’s Knowledge” shall mean (i) to the actual knowledge of Glen Fleischer, Stan Polomski, Dave Peterson, Rich Hess and Greg Pastore, and (ii) the knowledge that any one or more such individuals would reasonably be expected to have in light of the functional responsibilities of such individuals with respect to the Business.
     “Severance Period” shall have the meaning assigned thereto in Section 6.3(e).

     “Specifications” shall mean all past and current raw materials, manufacturing, processing, packaging, labeling, quality assurance and other specifications for each Product.
     “Statements” shall have the meaning assigned thereto in Section 2.4(a).
     “Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Closing Date.
     “Supply Agreement” shall mean the Supply Agreement, of even date herewith, between BUYER and SELLER.
     “Tax Claim” shall have the meaning assigned thereto in Section 8.6(c).
     “Tax Return” or “Return” shall mean any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxes” shall mean any income, alternative or add-on minimum, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, escheat, environmental or windfall profit tax, custom, duty or other tax, or other similar governmental charge or assessment, together with any interest, additions or penalties with respect thereto including any liability for any such amounts imposed on any other person, whether such liability arises under law or contract.
     “Third-Party Claim” shall have the meaning assigned thereto in Section 8.6(a).
     “Trademarks” shall have the meaning assigned thereto in Section 1.4(c)(i).
     “Transfer Date” shall have the meaning assigned thereto in Section 6.3(a).
     “Transfer Taxes” shall have the meaning assigned thereto in Section 7.7(a).
     “Transferred Employees” shall have the meaning assigned thereto in Section 6.3(a).

     “Transferred Information” shall have the meaning assigned thereto in Section 1.4(d).
     “Transition Services Agreement” shall mean the Transition Services Agreement, of even date herewith, between BUYER and SELLER.
     “UPC Codes” shall have the meaning assigned thereto in Section 1.5(e).
     “WARN Act” shall have the meaning assigned thereto in Section 6.3(k).
     “Welfare Benefits” shall have the meaning assigned thereto in Section 6.3(e).
     1.2 PURCHASE AND SALE OF ASSETS. Upon the terms, and subject to the conditions, of this Agreement, on the Closing Date, SELLER will sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned, to BUYER (or a subsidiary of BUYER specified by BUYER), and BUYER will (or will cause one of its subsidiaries to) purchase, the Assets, in each case free and clear of all Liens other than Permitted Liens, for an aggregate cash purchase price of five hundred eighty million United States Dollars ($580,000,000) (the “Initial Purchase Price”), as adjusted pursuant to the Inventory Adjustment set forth in Section 2.4 (the “Final Purchase Price”), payable as set forth in Article 2.
     1.3 ALLOCATION OF FINAL PURCHASE PRICE. As soon as reasonably practicable and in any event within sixty (60) days after the Closing Date, BUYER shall provide to SELLER for SELLER’s review and approval a proposed allocation of the Final Purchase Price, if it is available, and if the Final Purchase Price is not available, the Initial Purchase Price, and the Assumed Liabilities among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Proposed Allocation”). The parties acknowledge that BUYER’s ability to prepare the Proposed Allocation within 60 days after Closing is dependent on the cooperation of SELLER as required by Section 5.1. In the event SELLER’s cooperation is delayed, BUYER and SELLER shall negotiate in good faith to agree upon a reasonable extension of time for BUYER to prepare the Proposed Allocation. SELLER will review such Proposed Allocation and, to the extent SELLER disagrees with the content of the Proposed Allocation, SELLER will inform BUYER of such disagreement within thirty (30) days after receipt of such Proposed Allocation. SELLER and BUYER will attempt in good faith to resolve any such disagreement. If SELLER and BUYER are unable to reach an agreement on the Proposed Allocation within ninety (90) days of the Closing Date, any disagreement shall be resolved by the CPA Firm pursuant to the procedures provided in Section 2.4(c). The Proposed Allocation, as prepared by BUYER if no timely SELLER’s objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the “Final Allocation.” Neither BUYER nor SELLER, nor any of their respective affiliates, shall take any position on any Tax Return or audit inconsistent with the Final Allocation unless required to do so by applicable law. SELLER and BUYER shall each provide to the other for review a copy of its report with respect to this transaction pursuant to Section 1060 of the Code at least ten (10) business days prior to its submission to the Internal Revenue Service. Such reports shall be consistent with the Final Allocation. The amount of the Adjustment Payment pursuant to Section 2.4(e), if any, shall be allocated solely to the Inventory.
     1.4 ASSETS. The term “Assets” shall mean all right, title and interest of SELLER in and to the following:
          (a) all inventory of SELLER that is current, non-obsolete and useable or saleable in the ordinary course through primary sales channels as of the Closing Date and that is related primarily to the Business, including raw materials, supplies (excluding spare parts), packaging materials, work-in-process and finished products, wherever located, and all prepayments and deposits with respect to any thereof (the “Inventory”);
          (b) all commitments and orders (subject to the terms and conditions of such commitments and orders) for the purchase of Products from SELLER and its affiliates that have not been shipped prior to the Closing Date (collectively, the “Purchase Orders”), as well as (to the extent severable) the portion of any other purchase order of SELLER or its affiliates relating to any of the Products that have not been shipped prior to the Closing Date, and all rights to payments, prepayments or deposits therefor;
          (c) (i) the registered trademarks and trademark applications listed on Schedule 1.4(c)(i), together with the goodwill associated therewith (the “Trademarks”);
               (ii) all copyrights, Formulations, Specifications, Processing Instructions, trade secrets, know-how, inventions, trade dress, trade names, common-law trademarks and service marks related exclusively to the Business, together with the goodwill associated therewith;
               (iii) all other copyrights, Formulations, Specifications, Processing Instructions, trade secrets, know-how, inventions, trade dress, trade names, common-law trademarks and service marks, together with the goodwill associated therewith (A) that relate primarily to the Business and (B) with respect to which SELLER or its affiliates use such intellectual property rights in a manner that is not significant, it being understood that such intellectual property shall only constitute Assets if it meets each of the requirements set forth in clauses (A) and (B); provided, however, that any such trade secrets, know-how or inventions that constitute Assets pursuant to this Section 1.4(c)(iii) (“Common Transferred IP”) shall be subject to the license described in Section 6.7;
               (iv) the copyright registrations and pending copyright applications listed on Schedule 1.4(c)(iv);
               (v) the patents, patent applications and invention disclosure documents listed on Schedule 1.4(c)(v) (the “Patents”); and
               (vi) the Internet domain names listed on Schedule 1.4(c)(vi) (the “Domain Names”) (items (i) through (vi) collectively, the “Intellectual Property”);
          (d) all existing product literature, advertising materials and promotional materials and all other books and records used or held for use primarily in the Business, whether in hard copy or electronic format, including personnel records, manuals, technical information, computerized data, employment compensation and benefit records, customer lists, quality records and reports, recipes, research records, cost information, pricing and sales data, market surveys, marketing know-how and data, mailing lists, purchase and sale records and correspondence, advertising records, business plans, test results, drawings, diagrams, training manuals and literature (except SELLER’s corporate records, Tax Returns and accounting records), except to the extent SELLER is required by applicable law to retain the same (collectively, the “Transferred Information”);
          (e) the Contracts, but only to the extent any required third party consents are obtained (the “Assigned Contracts”);
          (f) all machinery, spare parts, equipment and other property owned by SELLER or its affiliates, including all telephone equipment, tools, furniture, office equipment, bakery equipment and motor vehicles, in each case owned by SELLER or its affiliates and located at either Facility or otherwise used or held for use primarily in the Business, including any software and associated hardware that is used to operate factory equipment and is owned by SELLER or its affiliates (collectively, the “Equipment”);
          (g) any laptop, desktop (including monitors) or notebook computers located at either Facility or otherwise used or held for use primarily in the Business, that are, in each case, owned by SELLER or its affiliates, including all software embedded therein and electronic files stored thereon which are primarily related to the Business, in each case to the extent owned by SELLER or its affiliates;
          (h) subject to BUYER’s covenant in Section 6.6, all user information and data associated with or derived from those internet web sites associated with the Domain Names;
          (i) the Facilities;
          (j) all transferable Permits, in each case used or held for use primarily in the conduct of the Business;
          (k) all rights, causes of action, claims and credits to the extent related primarily to the Business or any Asset or Assumed Liability, including all guarantees, warranties, indemnities and similar rights in favor of SELLER, in each case arising after the Closing Date;
          (l) all kitchen systems, and all quality and/or HAACP systems used in the Facilities and all local security systems, in each case owned by SELLER or its affiliates;
          (m) the dogs and cats located at the kennel facility in Sherburne, New York; and
          (n) all goodwill of the Business.
     1.5 EXCLUDED ASSETS. The Assets shall not include any assets other than the assets specifically listed or described in Section 1.4, and, without limiting the generality of the foregoing, shall expressly exclude (except to the extent described in Section 1.4):
          (a) any manufacturing or distribution facilities or equipment other than the Facilities and the Equipment;
          (b) subject to the limited transitional license in Section 5.5, the “Kraft” trademarks, trade names and trade designations;
          (c) any accounts receivable relating to the Business incurred prior to the Closing Date;
          (d) cash and cash equivalents of the Business existing prior to the Closing Date;

          (e) the UPC bar codes that relate to the Products (the “UPC Codes”);
          (f) any (i) Income Tax refunds (or credits) of SELLER for any period and (ii) any non-Income Tax refunds (or credits) of SELLER for any period (other than any non-Income Tax refunds (or credits) relating to the Business, the Assets or the Assumed Liabilities for, or applicable to, any Post-Closing Period), but not to include any refunds or credits of Transfer Taxes that are borne by BUYER pursuant to Section 7.7(a);
          (g) any Capital Stock;
          (h) any laptop, desktop (including monitors) or notebook computers located at either Facility, that are, in each case, leased by SELLER or any of its affiliates;
          (i) all application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, and all computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals (including all software embedded therein and electronic files stored thereon), in each case located at either Facility, except as otherwise specified in Section 1.4; and
          (j) any other assets that are not described in Section 1.4 (clauses (a) through (i) collectively, the “Excluded Assets”).
     1.6 ASSUMPTION OF LIABILITIES. BUYER shall assume on the Closing Date and thereafter shall pay, perform and discharge when due all of the following liabilities, obligations and commitments relating to, or arising from, the conduct of the Business or the use of Assets, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued (collectively, the “Assumed Liabilities”):
          (a) all obligations, liabilities and commitments arising out of the ownership or operation of the Business after the Closing Date, except to the extent that any such obligations, liabilities or commitments are retained by SELLER or otherwise are the responsibility of SELLER pursuant to this Agreement;
          (b) the accounts payable relating to the Business incurred after the Closing Date related to goods or services purchased after the Closing Date;

          (c) all liabilities, obligations and commitments in respect of any and all Products manufactured by BUYER or its affiliates after the Closing Date, including warranty obligations and product, recall or withdrawal liabilities, irrespective of the legal theory asserted (it being understood that any Product the date of manufacture of which cannot be determined pursuant to the coding on such Product shall be deemed to have been manufactured after the Closing Date if such Product was sold more than forty-five (45) days after the Closing Date);
          (d) all liabilities, obligations and commitments of SELLER under Purchase Orders and that portion of the other orders described in Section 1.4(b) with respect to Products that in either case are outstanding as of the Closing Date, but only to the extent arising or relating to performance after the Closing Date, and excluding any liability, obligation or commitments arising out of or related to any default by SELLER or any of its affiliates with respect to any such Purchase Order or other order;
          (e) the Assigned Contracts, but only to the extent arising or relating to performance after the Closing Date, and excluding any liability, obligation or commitment arising out of or related to any default by SELLER or any of its affiliates with respect to any such Contract;
          (f) all liabilities, obligations and commitments for manufacturer’s coupons relating to Products (i) which coupons are issued, granted, delivered or otherwise made available prior to the Closing Date and are received by the clearinghouse for reimbursement more than sixty (60) days after the Closing Date and (ii) which coupons are issued, granted, delivered or otherwise made available after the Closing Date;
          (g) all liabilities, obligations and commitments for trade and consumer promotions relating to the Products arising from trade promotion activities or events occurring after the Closing Date;
          (h) all liabilities, obligations and commitments relating to Products returned or claimed as spoiled more than forty-five (45) days after the Closing Date or that were manufactured and sold after the Closing Date (it being understood that any Product the date of manufacture of which cannot be determined pursuant to the coding on such Product shall be deemed to have been manufactured after the Closing Date if such Product was sold more than forty-five (45) after the Closing Date);
          (i) all liabilities, obligations and commitments for customer deductions attributable to invoices with respect to Products sold after the Closing Date, other than for those reasons addressed by clauses (f) and (h) of this Section 1.6;

          (j) all claims, investigations, losses, liabilities, expenses and obligations relating to any Environmental Law that arise out of the ownership or operation of the Business or the condition of the Facilities and the Assets, including those relating to (i) compliance with any Environmental Law, (ii) the investigation or remediation of any Hazardous Substances whether on-site or off-site, or (iii) any alleged personal injury or property damage involving any Hazardous Substance;
          (k) all liabilities, obligations and commitments for compensation and benefits to Transferred Employees arising solely out of the employment of Transferred Employees by BUYER after the Closing Date;
          (l) all liabilities, obligations and commitments specifically assumed by BUYER pursuant to Section 6.3;
          (m) all liabilities, obligations and commitments with respect to Taxes relating to the Business, the Assets and the Assumed Liabilities (other than Excluded Taxes); and
          (n) all liabilities, obligations and commitments with respect to the dogs and cats located at the kennel facility in Sherburne, New York.
BUYER’s obligations under this Section 1.6 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder. Except for the obligations specifically assumed by BUYER in this Section 1.6, BUYER shall not be deemed to have assumed or agreed to be responsible for any liabilities, obligations or commitments of SELLER or its affiliates of any kind or nature, whether primary or secondary, direct or indirect, absolute or contingent, or known or unknown, and whether or not accrued.
     1.7 EXCLUDED LIABILITIES. Notwithstanding any provision of this Agreement to the contrary, BUYER shall not assume, or in any way be liable for the payment, performance or discharge of, any of, and SELLER shall pay, perform and discharge when due all, of the following liabilities, obligations or commitments (collectively, the “Excluded Liabilities”):
          (a) except to the extent assumed by BUYER and its affiliates pursuant to Section 1.6, all obligations, liabilities and commitments arising out of the ownership or operation of the Business prior to the Closing Date;

          (b) the accounts payable relating to the Business incurred before the Closing Date, or any Indebtedness of SELLER or any of its affiliates;
          (c) all liabilities, obligations and commitments in respect of any and all Products manufactured by SELLER or its affiliates prior to the Closing Date, including warranty obligations and product, recall or withdrawal liabilities, irrespective of the legal theory asserted (it being understood that any Product the date of manufacture of which cannot be determined pursuant to the coding on such Product or otherwise shall be deemed to have been manufactured after the Closing Date if such Product was sold more than forty-five (45) days after the Closing Date);
          (d) all liabilities, obligations and commitments for manufacturer’s coupons relating to Products which coupons are issued, granted, delivered or otherwise made available prior to the Closing Date and are received by the clearinghouse for reimbursement within sixty (60) days after the Closing Date;
          (e) all liabilities, obligations and commitments for trade and consumer promotions relating to Products arising from trade promotion activities or events occurring prior to the Closing Date;
          (f) all liabilities, obligations and commitments relating to Products returned or claimed as spoiled within forty-five (45) days after the Closing Date;
          (g) all liabilities, obligations and commitments for customer deductions attributable to invoices with respect to Products sold prior to the Closing Date;
          (h) except to the extent assumed by BUYER and its affiliates pursuant to Section 1.6 and Section 6.3, all liabilities, obligations and commitments incurred prior to the Closing Date under any employee benefit plans (as defined in Section 3(3) of ERISA) of SELLER and its affiliates and any Multiemployer Plans covering Business Employees, and all other liabilities, obligations and commitments in respect of Business Employees incurred prior to the Closing Date, including any liabilities, obligations, or commitments arising under the “Project Joe Core Team Members Retention and Incentive Plan,” other than those specifically assumed by BUYER pursuant to Section 1.6 and Section 6.3;
          (i) all liabilities, obligations, and commitments arising under the “Project Joe Core Team Members Retention and Incentive Plan;”

          (j) all liabilities, obligations and commitments with respect to Excluded Taxes; and
          (k) all other Liabilities not expressly assumed under this Agreement.
SELLER’s obligations under this Section 1.7 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder.
     1.8 LIMITATION ON ASSIGNMENT OF CONTRACTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party, would constitute a breach or other contravention thereof or in any way materially adversely affect the rights of BUYER or SELLER or any of their respective affiliates thereunder. If any such consent or other action is not obtained before the Closing (including for any Contract that would be an Assigned Contract but for the absence of such consent), SELLER shall (in addition to its obligations under Section 7.1(c)) use its commercially reasonable efforts to establish an arrangement (including subleasing, sublicensing or subcontracting) reasonably acceptable to BUYER under which BUYER would obtain the benefits and be responsible for the obligations thereunder in accordance with this Agreement to the maximum extent permitted by applicable law; provided, however, that if any such consent or other action is obtained after the Closing, SELLER promptly shall, or shall cause one of its affiliates to, assign such Contract or right to BUYER (or a subsidiary of BUYER specified by BUYER) for no additional consideration.
ARTICLE 2
CLOSING
     2.1 CLOSING. The closing of the purchase and sale of the Assets and of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 9:00 a.m. New York Time on the date which is the first fiscal month end for SELLER following satisfaction or waiver of the conditions specified in Sections 2.2 and 2.3 hereto; provided, however, that if such day is not a business day, the Closing shall occur on the first business day thereafter; provided, further, however, that in any event “Closing Date” shall mean 12:01 a.m. New York time on the day immediately following the day which is the first fiscal month end for SELLER following satisfaction or waiver of the conditions specified in Sections 2.2 and 2.3 hereto.
          (a) At the Closing, BUYER shall deliver to SELLER (i) by wire transfer to SELLER’s bank account per the wire transfer instructions on Schedule 2.1(a) hereto immediately available funds in an amount equal to the Initial Purchase Price (it being understood that BUYER shall initiate such wire transfer as promptly as practicable on the date of the Closing after all other conditions have been satisfied or waived); and (ii) instruments of assumption in form and substance reasonably satisfactory to SELLER and its counsel evidencing and effecting the assumption by BUYER of the Assumed Liabilities and such other documents as are specifically required by this Agreement (it being understood that such instruments shall not require BUYER or any other person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement).
          (b) At the Closing, SELLER shall deliver or cause to be delivered to BUYER (i) special warranty deeds, with respect to the Facilities, subject only to Permitted Liens; and (ii) customary owner’s or seller’s affidavits required for the purchase of title insurance in form reasonably acceptable to SELLER (it being understood that such affidavits shall not require SELLER or any other person to make any additional representations, warranties or covenants, express or implied, not contained in, or otherwise increase the liability of SELLER beyond its liability pursuant to, this Agreement).
          (c) At the Closing, SELLER shall deliver or cause to be delivered to BUYER such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to BUYER and its counsel evidencing and effecting the sale and transfer to BUYER of the Assets not being transferred pursuant to Section 2.1(b) (it being understood that such instruments shall not require SELLER or any other person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement).
          (d) At the Closing, SELLER (or one of its subsidiaries) and BUYER (or one of its subsidiaries) shall execute and deliver the Omnibus Patent Assignment, the Omnibus Trademark Assignment and the Patent License (together with the Transition Services Agreement and the Supply Agreement, the “Collateral Agreements”).
          (e) At or before the Closing, SELLER shall furnish to BUYER a certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve BUYER of all withholding obligations under Section 1445 of the Code.
     2.2 BUYER’S CONDITIONS TO CLOSING. The obligation of BUYER to purchase and pay for the Assets and assume the Assumed Liabilities is subject to the satisfaction (or waiver by BUYER) as of the Closing of the following conditions:
          (a) The representations and warranties of SELLER made in Article 3 of this Agreement (other than the representation set forth in Section 3.16(b) and Section 3.19(a)), disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) The representation of SELLER made in Section 3.16(b) and Section 3.19(a) shall be true and correct in all respects on the Closing Date as if made on and as of such date.
          (c) SELLER shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by SELLER by the time of the Closing.
          (d) SELLER shall have delivered to BUYER a certificate of SELLER dated the Closing Date and signed by an authorized officer of SELLER to the effect that each of the conditions specified above in Sections 2.2(a) through (c) is satisfied in all respects.
          (e) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the purchase and sale of the Assets or the exercise by BUYER of control over the Assets.
          (f) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated.
          (g) SELLER (or one of its subsidiaries) shall have executed and delivered to BUYER (or one of its subsidiaries) each of the Omnibus Patent Assignment, the Omnibus Trademark Assignment and the Patent License.
     2.3 SELLER’S CONDITIONS TO CLOSING.The obligation of SELLER to sell and deliver or cause to be sold and delivered the Assets to

BUYER and to perform its obligations hereunder is subject to the satisfaction (or waiver by SELLER) as of the Closing of the following conditions:
          (a) The representations and warranties of BUYER made in Article 4 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have a material adverse effect on BUYER’s ability to consummate the transactions contemplated by this Agreement.
          (b) BUYER shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by BUYER by the time of the Closing.
          (c) BUYER shall have delivered to SELLER a certificate of BUYER dated the Closing Date and signed by an authorized officer of BUYER to the effect that each of the conditions specified above in Sections 2.3(a) and (b) is satisfied in all respects.
          (d) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the purchase and sale of the Assets.
          (e) The waiting period under the HSR Act shall have expired or been terminated.
          (f) BUYER (or one of its subsidiaries) shall have executed and delivered to SELLER (or one of its subsidiaries) the Omnibus Patent Assignment, the Omnibus Trademark Assignment and the Patent License.
          (g) BUYER shall have delivered to SELLER properly executed resale exemption certificates for Georgia, Pennsylvania, Ohio, Illinois, Texas, California, Hawaii, New York, Michigan and Brampton, Ontario, in each case containing the requisite tax registration numbers for the Inventory being transferred by SELLER pursuant to this Agreement.
     2.4 INVENTORY ADJUSTMENT.
          (a) Schedule 2.4(a) is a statement setting forth SELLER’s good faith estimate of the type and value of the Inventory to be transferred to BUYER pursuant to Section 1.4 on the Closing Date (the “Estimated Inventory Statement”). As soon as practicable, and in any event within sixty (60) days following the Closing Date, SELLER shall prepare and deliver to BUYER a statement setting forth the type and value of the Inventory, as of the Closing Date, that is current, non-obsolete and saleable or useable in the ordinary course. Such statement shall be derived from a physical taking of the Inventory as of the Closing Date. The value of Inventory shall be determined in a manner as described on Schedule 2.4(a) in accordance with GAAP applied consistently with the Financial Information as such relates to the valuation of Inventory (the “Closing Inventory Statement” and together with the Estimated Inventory Statement, the “Statements”). BUYER shall provide to SELLER and its accountants access to the books and records, any other information, including working papers of its accountants, and to any employees of BUYER necessary for SELLER to prepare the Closing Inventory Statement, to respond to BUYER’s Objection (as defined below) and to prepare materials for presentation to the CPA Firm (as defined below) in connection with Section 2.4(c). BUYER and SELLER each shall cooperate with and assist the other party as may be reasonably necessary to carry out the purposes of this Section 2.4.
          (b) BUYER shall, within thirty (30) days after the delivery by SELLER of the Closing Inventory Statement, complete its review thereof. SELLER shall give BUYER reasonable notice of, and BUYER and its representatives shall have the opportunity to observe, the taking of inventory (which may begin prior to the Closing Date) in connection with the calculation of the Closing Inventory Statement, and BUYER and its representatives also shall have the opportunity to verify the status of the Inventory as current, non-obsolete and saleable or usable in the ordinary course. For a period of thirty (30) days after delivery of the Closing Inventory Statement, and thereafter as reasonably necessary for BUYER to respond to SELLER’s comments on any BUYER’s Objection and to prepare materials for presentation to the CPA Firm, SELLER shall as promptly as practicable make available to BUYER all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by SELLER in or otherwise reasonably related to the preparation of the Closing Inventory Statement. The Closing Inventory Statement shall be binding and conclusive upon, and deemed accepted by, BUYER unless BUYER shall have notified SELLER in writing within thirty (30) days after delivery of the Closing Inventory Statement of any good faith objection thereto (the “BUYER’s Objection”). The BUYER’s Objection shall set forth a description of the basis of BUYER’s Objection and the adjustments to the value of Inventory reflected on the Closing Inventory Statement which BUYER believes should be made. Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by BUYER.

          (c) If SELLER and BUYER are unable to resolve all of their disputes with respect to the Closing Inventory Statement within thirty (30) days following SELLER’s receipt of BUYER’s Objection to such Closing Inventory Statement pursuant to Section 2.4(b), they shall refer their remaining differences to an internationally recognized firm of independent public accountants as to which SELLER and BUYER mutually agree (the “CPA Firm”) for decision, which decision shall be final and binding on the parties. SELLER and BUYER shall direct the CPA Firm to issue a written report setting forth its determination as quickly as practicable. Any expenses relating to the engagement of the CPA Firm shall be borne proportionately by BUYER and SELLER based on the extent to which BUYER’s and SELLER’s calculation of the Closing Inventory Statement differ from the CPA Firm’s determination. SELLER and BUYER shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Statements.
          (d) The Closing Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no BUYER’s Objection has been given, the expiration of the period within which BUYER must make its objection pursuant to Section 2.4(b) hereof, (ii) agreement in writing by SELLER and BUYER that the Closing Inventory Statement, together with any modifications thereto agreed by SELLER and BUYER, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Closing Inventory Statement. The Closing Inventory Statement, as submitted by SELLER if no timely BUYER’s Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the “Final Closing Inventory Statement.”
          (e) Within ten (10) business days following issuance of the Final Closing Inventory Statement, the net adjustment payment payable pursuant to this Section 2.4(e) (the “Adjustment Payment”) and interest thereon shall be paid by wire transfer of immediately available funds to a bank account designated by SELLER or BUYER, as the case may be. The Adjustment Payment shall be the difference, if any, between (x) the value of Inventory, as reflected on the Final Closing Inventory Statement, minus (y) the value of Inventory, as reflected on the Estimated Inventory Statement. The Adjustment Payment, if any, shall be payable by BUYER to SELLER, if positive, and by SELLER to BUYER, if negative. The Adjustment Payment shall bear interest from the Closing Date to the date of payment at the prime rate of JPMorgan Chase & Co. in effect on the Closing Date, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     SELLER hereby represents and warrants to BUYER as follows:
     3.1 SELLER’S AUTHORITY; NO CONFLICTS.
          (a) SELLER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SELLER has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by SELLER to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement, the Transition Services Agreement and the Supply Agreement have been, and the Omnibus Patent Assignment, the Omnibus Trademark Assignment and the Patent License at the Closing will be, duly executed and delivered by SELLER (or one of its subsidiaries) and, assuming the due execution hereof (and thereof) by BUYER (or one of its subsidiaries), this Agreement, the Transition Services Agreement and the Supply Agreement constitute, and the Omnibus Patent Assignment, the Omnibus Trademark Assignment and the Patent License will constitute, the valid and binding obligation of SELLER (or one of its subsidiaries), enforceable against SELLER (or one of its subsidiaries) in accordance with its terms, except as enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.
          (b) No material third-party consents other than those set forth in Schedule 3.1(b) are required with respect to SELLER’s execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby. Except as set forth in Schedule 3.1(b), the execution, delivery and performance by SELLER of this Agreement, the Transition Services Agreement and the Supply Agreement do not and will not, and the execution, delivery and performance by SELLER (or one of its subsidiaries) of the Omnibus Patent Assignment, the Omnibus Trademark Assignment and the Patent License will not, violate, breach, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration or to a loss of any benefit relating to the Business to which SELLER is entitled under any Contract), or result in the creation of any Lien (other than Permitted Liens) on any Assets, or require action by or filing with, or any permission, authorization, consent or approval of any governmental authority under (i) any provision of SELLER’s certificate of incorporation or by-laws, (ii) assuming compliance with the applicable requirements of the HSR Act and any other regulatory approvals listed on Schedule 3.1(b), any statute, rule or regulation applicable to SELLER or any of its properties or assets, or (iii) assuming the third-party consents listed in Schedule 3.1(b) are obtained, any Contract, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or right of termination, cancellation, payment, acceleration or Lien or governmental filing or approval that would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Section 3.1, the effects of Section 1.8 shall be ignored.
     3.2 TITLE TO TANGIBLE ASSETS. SELLER has good and valid title to the Assets, free and clear of all Liens of any nature whatsoever, except (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days and which are not, individually or in the aggregate, material, (b) Liens for Taxes and other governmental charges that are not due and payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP, (c) with respect to the Facilities, any easements, rights-of-way, permits, zoning or other similar restrictions and other similar charges or encumbrances in respect of the Facilities which do not materially detract from the value of the Facilities, or impair the ownership, occupancy or use of the Facilities, or interfere in any material respect with the ordinary conduct of the Business or the use of the Facilities or any Asset, and (d) the matters disclosed in Schedule 3.2 hereof which do not materially detract from the value of the Facilities, or impair the ownership, occupancy or use of the Facilities, or interfere in any material respect with the ordinary conduct of the Business or the use of the Facilities or any Asset (such matters described in the foregoing clauses (a) through (d), (collectively, the “Permitted Liens”). This Section 3.2 shall not apply to Intellectual Property.
     3.3 INTELLECTUAL PROPERTY. Except as set forth in Schedule 3.3:
          (a) SELLER or one of its subsidiaries exclusively owns the Intellectual Property (other than any common law rights in trademarks or trade names included in Intellectual Property);
          (b) the United States and Canadian Intellectual Property is free and clear of all restrictions, Liens (other than Permitted Liens), court orders, injunctions, decrees, writs or other encumbrances, whether by written agreement or otherwise, excluding claims of invalidity on the grounds of non-use that could be asserted against the Trademarks and that, if true, would not, individually or in the aggregate, be material to the Business;
          (c) To SELLER’s Knowledge, the Intellectual Property outside of the United States and Canada is free and clear of all material restrictions, Liens (other than Permitted Liens), court orders, injunctions, decrees, writs or other material encumbrances, whether by written agreement or otherwise, excluding any claims of invalidity on the grounds of non-use that could be asserted against the Trademarks registered in countries other than the United States and Canada;
          (d) all of the United States and Canadian Intellectual Property (other than any common law rights in trade marks or trade names included in Intellectual Property) is valid (excluding claims of invalidity on the grounds of non-use that could be asserted against the Trademarks and that, if true, would not, individually or in the aggregate, be material to the Business), subsisting and in full force and effect, and no suits or proceedings (by any governmental agency or any other Person) have been instituted, are pending or to SELLER’s Knowledge threatened, which challenge any rights in respect of the Intellectual Property or the validity or enforceability thereof;
          (e) except as would not, individually or in the aggregate, have a Material Adverse Effect, all of the Intellectual Property outside of the United States and Canada is valid, subsisting and in full force and effect, and no suits or proceedings (by any governmental agency or any other Person) have been instituted, are pending or to SELLER’s Knowledge threatened, which challenge any rights in respect of the Intellectual Property or the validity or enforceability thereof;
          (f) SELLER has taken all reasonable action to maintain and protect the Intellectual Property in all material respects;
          (g) the Business has not infringed or violated, and is not currently infringing or violating, the intellectual property rights of any Person, and SELLER has not received any written claim or notice alleging any such infringement (including any invitation to license, or any written claim that SELLER must license or refrain from using, the intellectual property rights of any third party);
          (h) SELLER has not granted any license or other right or interest in the Intellectual Property to any Person;
          (i) to SELLER’s Knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property;

          (j) other than (i) under an appropriate nondisclosure agreement or contractual provision relating to confidentiality and non-disclosure or (ii) as would not, individually or in the aggregate, have a Material Adverse Effect, there has been no disclosure to any third party of confidential information or trade secrets of SELLER or any affiliate related to any Product or the Business;
          (k) to SELLER’s Knowledge, all Persons who have made material contributions to the development of any Product have assigned to SELLER all their rights in and to such Product;
          (l) neither SELLER nor any of its affiliates has any obligation to pay any third party (including any SELLER employee) any royalties or other fees for the continued use of any Intellectual Property, nor will SELLER or any affiliate have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement; and
          (m) neither SELLER nor any of its affiliates is a party to any contract under which a third party would receive or would be entitled to receive a license or any other right to any Intellectual Property as a result of the consummation of the transactions contemplated by this Agreement.
     3.4 LITIGATION; PROCEEDINGS. Except as set forth in Schedule 3.4, there are no material (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal relating to the Business or any Product or Asset or (b) actions, suits, claims (including employee grievances which have reached the final stage prior to arbitration) or legal, administrative or arbitration proceedings pending or, to SELLER’s Knowledge threatened, which relate to the Business or any Product or Asset or which seek any material injunctive relief. There are no investigations that are material to the Business pending or, to SELLER’s Knowledge threatened, which relate to the Business or any Product or Asset.
     3.5 CONTRACTS. SELLER has delivered or made available current and complete copies of the documents constituting all Contracts as of the date of this Agreement (all of which Contracts are listed on Schedule 3.5) and will promptly deliver or make available complete copies of all documents that become Contracts after the date hereof, in each case together with all amendments thereto. Except as would not, individually or in the aggregate, be material to the Business, there are no oral Contracts or oral amendments to any written Contracts. The Schedules referenced below set forth as of the date of this Agreement each Contract included in the Assets involving:

          (a) Schedule 3.5(a): annual payments (alone or together with all related Contracts) reasonably expected to be in excess of $250,000;
          (b) Schedule 3.5(b): a term in excess of twelve (12) months or that otherwise cannot be terminated by SELLER on not more than six (6) months notice (without payment of any penalty);
          (c) Schedule 3.5(c): any lease or sublease or other occupancy agreements granting to any third Person the right of use or occupancy for any portion of the Facilities and any outstanding option or other contractual rights to purchase, lease or use, or rights of first refusal to purchase the Facilities or any portions thereof or interests therein or to the right to receive any portion of the income or profits from the sale, operation or development thereof;
          (d) Schedule 3.5(d): any joint venture, partnership or similar arrangement;
          (e) Schedule 3.5(e): any agreement that would limit in any material respect the freedom of BUYER after the Closing Date to compete in any line of business or with any Person or in any area or to engage in any activity or business in any area;
          (f) Schedule 3.5(f): the future disposition or acquisition of any Assets or properties individually or in the aggregate material to the Business, other than dispositions or acquisitions in the ordinary course of business;
          (g) Schedule 3.5(g): other than the Transition Services Agreement and the Supply Agreement, any arrangement between SELLER or any of its affiliates and SELLER or any other affiliate of SELLER that will not be terminated at or prior to the Closing; and
          (h) Schedule 3.5(h): any lease for any laptop, desktop (including monitors) or notebook computers, machinery, spare parts, equipment and other property, including all telephone equipment, tools, furniture, office equipment, baker equipment and motor vehicles, and including any Contract relating to a Capitalized Lease Obligation.
Each Contract is a valid and binding obligation of SELLER and, to SELLER’s Knowledge, of each other party thereto, and is in full force and effect. Except as set forth in Schedule 3.5(i), SELLER and, to SELLER’s Knowledge, each other party to each Contract, has performed all material obligations required to be performed by it to date thereunder and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the date hereof, SELLER has not received any written notice of the intention of any party to terminate any Contract or that any party considers SELLER to be in material breach or material default thereunder or in potential breach in any material respect or default thereunder. Neither SELLER, nor to SELLER’s Knowledge, any other party thereto is in breach of any obligation under any Purchase Order, which breach would, individually or in the aggregate, be material to the Business. Such Purchase Orders have been entered into in the ordinary course of business in all material respects. SELLER has not received any written notice of the intention of any party to cancel any Purchase Order, which cancellations would, individually or in the aggregate, be material to the Business.
     3.6 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on Schedule 3.6, the Business is being conducted and the Facilities are being maintained, and during the last two years the Business has been conducted and the Facilities have been maintained, in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality that are material to the conduct of the Business. SELLER has obtained or made all required material permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings and registrations with, any governmental authority (collectively “Permits”) necessary for the operation of the Business as currently conducted and the ownership of the Assets. All such Permits are listed on Schedule 3.6. No written, or to SELLER’s Knowledge, oral notice, charge, claim, action or assertion has been received by SELLER or has been filed, commenced or, to SELLER’s Knowledge, threatened against SELLER alleging any violation of a Permit.
     3.7 BROKERS. There is no broker or other person who would have any valid claim against BUYER for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by SELLER. SELLER shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.
     3.8 INVENTORY. At the Closing, except to the extent excluded from the Final Closing Inventory Statement, the Inventory will (a) be current, non-obsolete and saleable in the ordinary course and pursuant in all material respects to all applicable laws, including the FDA Act, and (b) meet in all material respects applicable manufacturing specifications and be free of defects in all material respects.

     3.9 FINANCIAL INFORMATION; PROPERTY, PLANT AND EQUIPMENT; SPARE PARTS.
          (a) Schedule 3.9(a) sets forth the unaudited pro forma schedule of incremental earnings before interest, taxes, depreciation and amortization for the Business for the 53-week period ended December 31, 2005 (the “Financial Information”). Except for the elimination of certain allocated costs and certain adjustments to marketing accruals to align accrual reversals with the year the accrual was originally recorded, the Financial Information (i) has been prepared in conformity with SELLER’s internal management accounting policies applied on a basis consistent with prior years, (ii) has been prepared from SELLER’s books and records, (iii) has eliminated all inter-company sales and profits, and (iv) presents fairly in all material respects the results of operations of the Business as of the date indicated therein.
          (b) Schedule 3.9(b) sets forth an unaudited statement of the net book value of property, plant and equipment and spare parts, in each case relating to the Assets and Assumed Liabilities being transferred to or assumed by BUYER, as of December 31, 2005, which statement (i) has been prepared in conformity with SELLER’s internal management accounting policies applied on a basis consistent with prior years, (ii) has been prepared from SELLER’s books and records, (iii) has eliminated all inter-company sales and profits, and (iv) presents fairly in all material respects the financial information indicated therein as of the date indicated therein.
          (c) SELLER’s books and records with respect to the Business are subject to the controls and procedures of SELLER, are maintained consistent with GAAP, and are correct in all material respects.
     3.10 ENVIRONMENTAL MATTERS.
          (a) Except as disclosed in the materials listed on Schedule 3.10, neither SELLER nor any of its affiliates has (i) stored, released, handled or disposed of any Hazardous Substances on, under, from or at any of the Facilities or any other properties, other than in a manner that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) any knowledge of the presence of any Hazardous Substances on, under or at any of the Facilities or any other property but arising from the Facilities, other than in a manner that would not, individually or in the aggregate, have a Material Adverse Effect or (iii) received any written notice (A) of any violation of any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any governmental entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Facilities or any other properties or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Facilities or any other properties, except for notices relating to any matter that would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) Except as disclosed in the materials listed on Schedule 3.10, the operations of the Business and the use of the Assets are being maintained and during the last five years have been maintained in compliance in all material respects with all Environmental Laws.
          (c) SELLER has made available to BUYER complete and correct copies of all material studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in SELLER’s possession regarding the presence or alleged presence of Hazardous Substances at, on, or affecting the Business, or regarding SELLER’s compliance with any Environmental Law.
          (d) Except as disclosed in the materials listed on Schedule 3.10, SELLER has obtained and owns or possesses all Permits required under Environmental Law necessary for the operation of the Business as it is presently conducted and to use the Assets as currently used (collectively, the “Environmental Permits”), and SELLER is in compliance in all material respects with all such Environmental Permits. All such Environmental Permits are listed on Schedule 3.10(d).
          (e) Except as set forth in this Section 3.10, no representations or warranties are being made with respect to Environmental Law matters.
     3.11 PRODUCTS. Except as set forth on Schedule 3.11, since January 1, 2003 no Products manufactured, sold or delivered by the Business have been adulterated, contaminated, misbranded or mislabeled in any material respect within the meaning of the FDA Act, or any other federal, state or local law, rule or regulation. During the three-year period prior to the date hereof, there has been no recall or withdrawal by SELLER or any of its affiliates of any Product or any other product of the Business or otherwise manufactured at the Buffalo Facility.
     3.12 LABOR MATTERS.
          (a) Except as set forth in Schedule 3.12(a), SELLER is not a party to or bound by any collective bargaining agreement or other labor-related agreement with any labor union or labor organization with respect to Business Employees. SELLER is in material compliance with the terms, conditions and obligations contained in any such agreement set forth on Schedule 6.3(d).
          (b) No material work stoppage, slowdown, lockout, strike, or other material labor dispute concerning Business Employees is pending or, to SELLER’s Knowledge, threatened.
          (c) SELLER has made available to BUYER a complete and accurate list (giving job title, age, credited service, hourly rate or annual base salary, employment status, and bonus or incentive compensation potential) as of the date hereof of each Business Employee. SELLER shall update such list prior to the Closing Date (including to add the names and accrued vacation of each Business Employee) and shall deliver such updated list to BUYER.
     3.13 EMPLOYEE BENEFITS.
          (a) Schedule 3.13(a) lists each material plan, agreement, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, change in control benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), or other employee benefits, in each case, which is either maintained, administered, sponsored or contributed to by SELLER and its affiliates for the benefit of any Business Employee (as defined in Section 6.3(a)), other than Multiemployer Plans (collectively, the “Plans”).
          (b) With respect to each Plan, SELLER has made available to BUYER the current summary plan description and any material modifications thereto for each Plan in respect of which there exists a summary plan description, and has made available to BUYER a copy of each Plan with respect to which no summary plan description exists.
          (c) Schedule 3.13(c) identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust on or after January 1, 1997 that has not been revoked.
          (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, there does not now exist, nor do any circumstances exist that would result in, any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code, in each case, that would reasonably be expected to be a liability of the Business following the Closing (other than obligations assumed pursuant to Section 6.3(d)).
          (e) The only Multiemployer Plans to which SELLER and its affiliates are obligated to contribute on behalf of the Business Employees are the Bakery and Confectionery Union and Industry International Pension Fund (the “BCT Fund”) and the Bakery and Confectionary Union and Industry International Health Benefits Fund (the “BCT Welfare Fund”). The BCT Welfare Fund does not as of the date hereof incorporate any mechanism or provision by which any withdrawal penalty, accelerated contribution obligation, or other similar liability would reasonably be expected to be imposed on BUYER upon a cessation of participation (assuming for this purpose that BUYER complies with all terms of such fund, any applicable collective bargaining agreements, and applicable law).
     3.14 TAXES. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) none of the Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code; (b) none of the Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954; (c) no liens for Taxes have been filed and no claims for Taxes have been asserted in writing with respect to the Business, the Assets or the Assumed Liabilities; and (d) SELLER has paid all Taxes required to be paid by it with respect to the Business, the Assets and the Assumed Liabilities. SELLER warrants to BUYER that the seller of any Canadian Assets is duly registered for GST, QST, HST and PST in Canada.
     3.15 CUSTOMERS; SUPPLIERS.
          (a) Schedule 3.15(a) lists the ten (10) largest (in terms of dollar amount) customers of the Business as conducted by SELLER for the year ended on December 31, 2005. With respect to the period following December 31, 2005, as of the date hereof, no such customer has materially reduced its business with the Business or has provided written or, to SELLER’s Knowledge, oral notice indicating that it will terminate or materially reduce its business with the Business.
          (b) Schedule 3.15(b) lists the ten (10) largest (in terms of dollar amount) suppliers of the Business as conducted by SELLER for the year ended on December 31, 2005.

     3.16 CONDITION AND SUFFICIENCY OF ASSETS.
          (a) The Assets, whether owned or leased, are in good operating condition and repair (normal wear and tear excepted) and are adequate for the purposes for which they are presently used. The Facilities have adequate utility service for the operation of the Business as currently operated and adequate access to public roads or valid easements over private streets or private property for such ingress and egress from such property for the operation of the Business as currently operated. No portion of the Facilities is subject to any material condemnation, notice, order or proceeding by any public or quasi-public authority and, to SELLER’s Knowledge, no such material notice, order or proceeding is threatened.
          (b) The Assets, together with (i) the services specified in Annex A of the Transition Services Agreement that SELLER will provide to BUYER pursuant to the Transition Services Agreement, (ii) the Product that SELLER will provide to BUYER pursuant to (and as defined in) the Supply Agreement and (iii) the patents to be licensed pursuant to the Patent License (in each case in the form of the Agreement or Annex existing as of the date hereof), constitute all of the assets that are used in or necessary to conduct, and are sufficient to permit BUYER to conduct, the Business in all material respects in the manner in which it has heretofore been conducted, other than (except to the extent provided pursuant to the Transition Services Agreement) corporate treasury, regulatory, tax, legal, corporate-wide information services, public relations, human resources and certain corporate-wide accounting, financial and administrative functions.
     3.17 COUPON ACTIVITIES. Schedule 3.17 sets forth a list of all manufacturer’s coupon activities or programs for the Business authorized and distributed by SELLER and in effect as of the date hereof.
     3.18 PROMOTIONS. Schedule 3.18 sets forth a description of each trade or consumer promotion instituted on behalf of SELLER and that (a) relates to the Products, (b) will continue beyond the date hereof and (c) potentially involves in the aggregate an amount in excess of $100,000. Such descriptions include a summary of the pricing terms of the trade or consumer promotion and the period for which it is in effect.
     3.19 ABSENCE OF CERTAIN EVENTS. Since December 31, 2005, (a) no circumstance, change, development, condition or event has arisen or occurred that has had, individually or in the aggregate, a Material Adverse Effect, (b) SELLER has conducted the Business in all material respects in the ordinary course, consistent with past practice, and (c) there has been no material damage to any portion of the Facilities caused by fire or casualty that has not been fully repaired.

     3.20 NO OTHER REPRESENTATIONS OR WARRANTIES. SELLER makes no representation or warranty to BUYER, express or implied, with respect to the Business, the Assets or the Assumed Liabilities, including any representation or warranty as to merchantability, fitness for a particular purpose or future results, other than as expressly provided in this Article 3 or the Collateral Agreements or in any certificate delivered pursuant hereto or thereto. Without limiting the foregoing, SELLER does not make any representation or warranty to BUYER, express or implied, with respect to (a) the information set forth in the confidential information memorandum distributed by or on behalf of SELLER in connection with the transactions contemplated hereby, (b) any management presentation or (c) any financial projection or forecast relating to the Business.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     BUYER hereby represents and warrants to SELLER as follows:
     4.1 BUYER’S AUTHORITY; NO CONFLICTS.
          (a) BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BUYER has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by BUYER to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement, the Transition Services Agreement and the Supply Agreement have been, and the Omnibus Patent Assignment, the Omnibus Trademark Assignment and the Patent License at the Closing will be, duly executed and delivered by BUYER (or one of its subsidiaries) and, assuming the due execution hereof (and thereof) by SELLER (or one of its subsidiaries), this Agreement, the Transition Services Agreement and the Supply Agreement constitute, and the Omnibus Patent Assignment, the Omnibus Trademark Assignment and the Patent License when executed will constitute, the valid and binding obligation of BUYER (or one of its subsidiaries), enforceable against BUYER (or one of its subsidiaries) in accordance with its terms, except as enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.
          (b) No material third-party consents are required with respect to BUYER’s execution and delivery of this Agreement and the Collateral Agreements and, except as set forth in Schedule 4.1(b), the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Transition Services Agreement and the Supply Agreement by BUYER do not and will not, and the execution, delivery and performance by BUYER of the Omnibus Patent Assignment, the Omnibus Trademark Assignment and the Patent License will not, violate, breach, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any asset of BUYER, or require action by or filing with, or any other permission, authorization, consent or approval of any governmental authority under (i) any provision of BUYER’s certificate of incorporation or by-laws, (ii) assuming compliance with the applicable provisions of the HSR Act and any other regulatory approvals, any statute, rule or regulation applicable to BUYER or any of its properties or assets or (iii) except as set forth in Schedule 4.1(b), any contract of BUYER except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or right of termination, cancellation, payment or acceleration or Lien or governmental filing or approval that would not, individually or in the aggregate, have a material adverse effect on the ability of BUYER to consummate the transactions contemplated by this Agreement.
     4.2 ACTIONS AND PROCEEDINGS. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against BUYER that would or could prevent, or otherwise materially adversely affect the ability of BUYER to consummate, the transactions contemplated hereby; or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of BUYER, threatened against BUYER, that would or could prevent, or otherwise materially adversely affect the ability of BUYER to consummate, the transactions contemplated hereby.
     4.3 AVAILABILITY OF FUNDS. BUYER has, and will at Closing have, cash available or available borrowing facilities or commitments which, together with available cash, is and will be at Closing sufficient to enable it to consummate the transactions contemplated by this Agreement. True and complete copies of any facilities and commitments as of the date hereof have been provided to SELLER.
     4.4 BROKERS. There is no broker or other person who would have any valid claim against SELLER for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by BUYER. BUYER shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.
     4.5 TAX MATTERS. BUYER warrants to SELLER that the buyer of any Canadian Assets is, as of the date hereof, duly registered for GST and PST in Canada and will, as of the Closing, be registered for GST,QST, HST and PST in Canada.
ARTICLE 5
COVENANTS OF SELLER
     SELLER covenants and agrees as follows:
     5.1 ACCESS. Prior to the Closing, subject to applicable law, SELLER will: (i) grant to BUYER or cause to be granted to BUYER and its representatives, employees, counsel and accountants (collectively who are subject to the same obligations of secrecy and non-use as BUYER) reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of SELLER relating primarily to the Business or otherwise material to the Business, Assets or Products, including access to the Facilities; (ii) furnish to BUYER, its accountants, counsel, consultants, engineers, advisors, agents and other representatives such financial and operating data and other information relating to the Business (including for purposes of determining the allocations described in Sections 1.3 and 7.7) as such Persons may reasonably request; (iii) permit BUYER to make such inspections and to make copies of such books and records as it may reasonably require; and (iv) consult with BUYER at BUYER’s reasonable request, regarding the Business, the Assets and the Products; provided, that such access does not unreasonably interfere with the normal operations of SELLER or the Business, and provided further, that all requests for access shall be directed to Rick Pace, Senior Director, Business Planning and Analysis, or such other person as SELLER shall designate from time to time, so long as any such person is reasonably available.
     5.2 ORDINARY CONDUCT OF THE BUSINESS. Except as permitted by the terms of this Agreement, from the date hereof to the Closing, SELLER will cause the Business to be conducted in all material respects in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact in all material respects the Business and relationships with third parties and employees of the Business and the goodwill of the Business. Without limiting the generality of the foregoing, except as provided in this Agreement, SELLER shall not, without the prior written consent of BUYER (not to be unreasonably withheld):

          (a) Sell, lease, license or otherwise dispose of or abandon any of the Assets, except for sales of finished goods inventory in the ordinary course of business consistent with past practice.
          (b) Mortgage, pledge or grant any security interest in any of the Assets or otherwise permit or suffer to exist any Lien on any of the Assets other than Permitted Liens.
          (c) Except (i) as may be required by applicable law or by a binding agreement existing on the date hereof and disclosed on Schedule 3.12(a), (ii) for normal recurring salary increases in the ordinary course of business consistent with past practice, or (iii) for any action taken with respect to a Plan that applies uniformly to both Business Employees and similarly situated other employees of SELLER and its affiliates, increase the compensation or benefits of any employee of the Business (other than the payment of, or promise to pay, stay or similar bonuses that are the sole responsibility of SELLER and as disclosed in writing to BUYER prior to the Closing) or otherwise enter into or amend any Plans, including any employment, severance, consulting, termination or other agreement with a Business Employee.
          (d) Enter into, modify in any material respect, amend in any material respect or terminate any material Contract or waive, release or assign any material rights thereunder, or otherwise enter into any contract or transaction relating to the purchase of assets for use in the Business in excess of $500,000 individually.
          (e) Enter into any Contract containing any provision that (i) limits SELLER’s ability (or the ability of any subsidiary of SELLER) to create, incur, assume or suffer to exist any Liens on its property (other than (A) any customary non-assignment provision of any contract or lease governing a leasehold or ownership interest of SELLER or any subsidiary of SELLER and (B) any such provision in favor of any holder of a Capitalized Lease Obligation solely to the extent such provision relates to the property subject to such Capitalized Lease Obligation), (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person or (iii) limits the ability of any subsidiary of SELLER to pay dividends, make loans or advances to SELLER and its affiliates or transfer assets to SELLER and its affiliates.
          (f) Enter into any agreement, contract, commitment or arrangement to do anything described above that it is prohibited from doing.
Without limiting the foregoing, SELLER shall consult with BUYER regarding renewal, extension, amendment or modification of any Contract set forth on

Schedule 3.5(a) or 3.5(b), the term of which would otherwise expire within six (6) months of the Closing Date and, at the written request of BUYER, shall reasonably cooperate with BUYER and take commercially reasonable steps to seek to extend or amend the Contracts listed on Schedule 5.2 so that such contracts will continue for a term of at least six (6) months following the Closing Date on terms substantially the same or no worse than the terms currently in effect, it being understood that BUYER shall be solely responsible for any costs incurred in connection with SELLER taking any of such commercially reasonable steps.
     5.3 DELIVERY. At the Closing SELLER shall make available to BUYER all Formulations, Specifications and Processing Instructions corresponding to each Product (except that, with respect to past Formulations, Specifications and Processing Instructions, this delivery obligation shall only apply to the extent such past Formulations, Specifications and Processing Instructions are available).
     5.4 ACCOUNTS RECEIVABLE. SELLER shall promptly forward or cause to be forwarded to BUYER any and all proceeds from accounts receivable that are not Excluded Assets relating to the Products and which proceeds are received by SELLER after the Closing Date and all associated supporting documents covering cash receipts and customer deductions associated with sales activity after the Closing Date.
     5.5 USE OF TRADEMARKS, TRADE NAMES AND DESIGNATIONS.
          (a) To the extent that “Kraft” trademarks, trade names or trade designations or any other trademark, trade name, logo or designation belonging to SELLER following the Closing Date appear on any Inventory, packaging, advertising materials and any other materials related to the Business transferred to BUYER pursuant to Section 1.4 hereof or otherwise transferred to BUYER by SELLER (the “Marked Materials”), BUYER (i) may make packaging materials constituting Marked Materials for a period not to exceed twelve (12) months following the Closing Date, and (ii) may use and sell or otherwise distribute such Marked Materials in the ordinary course of business consistent with past practice for a period not to exceed twelve (12) months following the Closing Date without materially altering or modifying such Marked Materials, or removing such trademarks, trade names or designations, but shall not use such trademarks, trade names or designations in any other manner without the prior written consent of SELLER. Notwithstanding the foregoing, SELLER shall not as a result of this Section 5.5 be liable for any obligations, liabilities or commitments in respect of any Marked Materials shipped or sold at any time after the Closing Date (and for the avoidance of doubt this Section 5.5 shall not affect the liabilities assumed by BUYER or retained by SELLER pursuant to Sections 1.6 and 1.7). In addition, the parties hereto agree to those matters set forth in Schedule 5.5(a) regarding specified designations with respect to Product packaging.
          (b) Except as otherwise required by applicable law, in no event shall BUYER use the “Kraft” trademark or any other trademark, trade name, logo or designation belonging to SELLER or any of its affiliates following the Closing Date in connection with the advertising or publicizing of the Products other than in accordance with Section 5.5(a). Notwithstanding the foregoing, BUYER may use such a trademark, trade name, logo or designation belonging to SELLER or any of its affiliates (1) that appears on a real property building for a period of two months following the Closing, after which period such trademark, trade name, logo or designation belonging to SELLER may no longer appear on BUYER’s real property building, or (2) in connection with any ongoing consumer promotion as of the Closing Date, through the expiration of such promotion, or in in-process advertisements, in the event that such trademark, trade name, logo or designation belonging to SELLER cannot be revised without undue effort or substantial cost.
     5.6 CONFIDENTIAL INFORMATION. Except as otherwise provided herein or in the Collateral Agreements, after the Closing Date, SELLER shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all information primarily relating to the Business, the Assets, the Assumed Liabilities or the Products that SELLER did not make generally publicly available during the time period when SELLER conducted the Business (the “Confidential Information”), including Formulations, Specifications, Processing Instructions, “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, marketing plans or strategies, product development techniques or plans, business acquisition plans, designs and design projects, inventions and research projects primarily relating to the Business, the Products, the Assets or the Assumed Liabilities, and shall not disclose such Confidential Information to anyone within SELLER without a need to know or otherwise outside of BUYER except with BUYER’s express written consent. Without limiting the foregoing, SELLER shall maintain the confidentiality of the Formulations in accordance with the policies and procedures that were applicable to the Formulations prior to the sale of the Business.
     5.7 NOTICES OF CERTAIN EVENTS. SELLER shall as promptly as reasonably practicable notify BUYER of:
          (a) Any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) Any material notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement;
          (c) Any actions, suits, claims, investigations or proceedings commenced relating to the Business or any Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.4; or
          (d) Subject to applicable law, between the date hereof and the Closing Date, SELLER shall provide to BUYER monthly statements of revenue and expenses relating exclusively to the Business as currently prepared on a monthly basis for SELLER.
     5.8 AUDITED BUSINESS FINANCIAL STATEMENTS. SELLER will provide or cause to be provided to BUYER following the Closing, such financial information as may be required by BUYER to comply with its obligations under Regulation S-X of the Securities Act of 1933, as amended, provided that BUYER shall reimburse SELLER for its out of pocket costs in providing such information. Such information shall be prepared in accordance with GAAP, including all required footnotes, and in compliance with the requirements for the form and substance of financial statements (including the periods to be covered) set forth in Regulation S-X and be provided in a timely manner and, in any event, no later than sixty (60) days from Closing. Without limiting the generality of the foregoing, at BUYER’s expense, SELLER shall use its commercially reasonable best efforts to cause its independent auditors to perform any audit required in connection with such information and to deliver to BUYER their report thereon in a timely manner following the Closing, together with any consents required to use or disclose such report. Following the Closing, to the extent required by BUYER’s SEC reporting obligations, SELLER will provide to BUYER at such times as BUYER may reasonably request and at BUYER’s sole cost and expense additional financial information (such as unaudited interim financial statements of the Business prepared in accordance with GAAP and Regulation S-X). SELLER consents to the use by BUYER of all such information provided solely for such purposes. In addition, the parties hereto agree to those matters regarding the preparation of the audited and unaudited financial statements set forth in Schedule 5.8.
     5.9 TRADE AND CONSUMER PROMOTIONS. SELLER shall deliver to BUYER on the Closing Date a written list of all trade and consumer promotions relating to the Products.
     5.10 SCHEDULES UPDATE. In the event that between the date hereof and the Closing Date, SELLER determines in its good faith judgment that items not included on Schedule 1.4(c)(i), Schedule 1.4(c)(iv), Schedule 1.4(c)(v), or Schedule 1.4(c)(vi) relate exclusively to the Business and would constitute Trademarks, Copyrights, Patents or Domain Names, SELLER shall update the applicable Schedule to add any such items.
ARTICLE 6
COVENANTS OF BUYER
     BUYER covenants and agrees as follows:
     6.1 CONFIDENTIALITY. BUYER acknowledges that all information provided to it by SELLER and its affiliates, agents and representatives is subject to the terms of a confidentiality agreement between BUYER and SELLER (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, information provided to BUYER or its affiliates that relates primarily to the Business, the Assets and the Assumed Liabilities shall become BUYER’s information; and BUYER acknowledges that any and all information provided to it by SELLER concerning SELLER (other than information relating primarily to the Business, the Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.
     6.2 ACCOUNTS RECEIVABLE. BUYER shall promptly forward or cause to be forwarded to SELLER any and all proceeds from accounts receivable that are Excluded Assets relating to the Products which proceeds are received by BUYER after the Closing Date.
     6.3 EMPLOYEE BENEFITS.
          (a) Schedule 6.3(a) contains a list of each employee of SELLER and its affiliates who is employed in the Business (such list to be updated prior to Closing). All such employees are referred to herein as the “Business Employees.” All Business Employees who are union represented employees covered by a collective bargaining agreement are referred to herein as the “Represented Employees,” and all Business Employees who are not Represented Employees are referred to herein as the “Salaried Employees.” BUYER shall, or shall cause one of its affiliates to, make offers of employment to all Business Employees (including those absent due to vacation, holiday or approved leave of absence, including military leave and leave under the Family and Medical Leave Act) other than Employees on Disability Leave (as defined below). Business Employees who accept such offer of employment, as of the effective date of their employment with BUYER or one of its affiliates, shall be referred to as “Transferred Employees.” BUYER shall, or shall cause one of its affiliates to, make offers of employment to each Business Employee who is, as of the Closing Date, absent due to short-term or long-term disability (the “Employees on Disability Leave”) who is able and willing to return to work within the first year following the Closing Date; provided that a job is available at such time as determined in BUYER’s sole discretion. Such offer shall be made following BUYER’s receipt of a medical authorization that releases the Employee on Disability Leave to return to work within the first year following the Closing Date. Each Employee on Disability Leave who accepts such offer and actually returns to work not later than one year after the Closing Date shall be considered a Transferred Employee, effective as of the date of such return (the date of such return shall be considered the “Transfer Date” of each such employee, and the Closing Date shall be considered the Transfer Date for each other Transferred Employee).
     (b) Post-Closing Benefits Generally. As of the Transfer Date of any Transferred Employee, such Transferred Employee shall cease active participation in the Plans. From the Closing Date through December 31, 2007 (the “Benefits Continuation Period”), BUYER shall provide, or shall cause one of its affiliates to provide, to each Transferred Employee who is employed by BUYER and its affiliates (i) base salary and target cash incentives (subject to the terms of BUYER’s incentive compensation program except with respect to grade level target incentive percentage thresholds) no less favorable than those provided such employee immediately prior to the Closing Date, and (ii) compensation and employee benefits that are no less favorable in the aggregate than those provided by BUYER to its own similarly-situated employees; provided, however, that the employee benefits provided to any Transferred Employees who are covered by a collective bargaining agreement which is assumed by BUYER pursuant to Section 6.3(d) below will be governed by the terms thereof; and provided, further, that nothing in this Agreement shall require BUYER to continue, or cause any of its affiliates to continue, to employ any Transferred Employee. During the Benefits Continuation Period, the share of premium and similar costs borne by the Salaried Employees for medical and dental coverage under BUYER’s welfare benefit plans shall not exceed the comparable costs applicable to such Salaried Employees under SELLER’s welfare benefit plans, as the same may be modified from time to time; provided, however, that within ten (10) business days of receipt of invoices containing proper documentation (which invoices shall be submitted no more frequently than monthly), SELLER shall reimburse BUYER for 65% of the excess of (i) the aggregate employee contribution and similar costs that would have been borne by Salaried Employees under BUYER’s welfare benefit plans in the absence of this provision during the time period at issue; over (ii) the actual aggregate employee contribution and similar costs borne by such Salaried Employees during the time period at issue. In the event BUYER cannot, through the exercise of its commercially reasonable efforts, implement the foregoing employee contribution and similar cost structure for Salaried Employees, as soon as practicable after the Closing Date, BUYER shall pay to each Salaried Employee an amount equal to the excess of (i) the estimated aggregate employee contribution and similar costs that will be borne by such Salaried Employee under BUYER’s welfare benefit plans during the Benefit Continuation Period; over (ii) the estimated aggregate employee contribution and similar costs that would have been borne by such Salaried Employee under SELLER’s welfare benefit plans during the Benefits Continuation Period if such employee had continued to participate in such plans, and SELLER shall reimburse BUYER, within ten (10) business days of receipt of an invoice (with appropriate documentation) for 65% of the aggregate payments to Salaried Employees pursuant to this sentence. The total reimbursements payable by SELLER to BUYER under this Section 6.3(b) shall not exceed $100,000.
          (c) Service Credit. For all purposes under the employee benefit plans of BUYER and its affiliates providing benefits to any Transferred Employee at any time after the Closing Date (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with SELLER and its affiliates (and any predecessors) before the Closing Date, to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under any comparable Plan in which such Transferred Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), except for purposes of benefit accrual under any final average pay defined benefit pension plan and (except with respect to Retiree Medical Credit Employees) for eligibility to receive post-retirement welfare benefits under any of the New Plans. In addition, and without limiting the generality of the foregoing: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under an Old Plan; provided, however, that BUYER shall not be obligated to amend or otherwise modify the terms of any New Plans intended to be qualified under Section 401(a) of the Code to permit such immediate eligibility and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, BUYER shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, to the extent such exclusions or requirements were waived under the corresponding Old Plan, and BUYER shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. No later than as soon as reasonably practicable following the Closing Date, SELLER shall provide the administrator of the relevant New Plans a complete and accurate listing of such expenses incurred by the Business Employees from January 1, 2006 (or, if earlier, the first day of the applicable plan year) through the date on which their participation in such New Plans commences (such listing to be updated periodically to reflect any such expenses reported following the Closing Date).
          (d) Labor Matters. BUYER will assume the collective bargaining agreements identified on Schedule 6.3(d) (collectively, the “CBAs”) effective as of the Closing (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative of an employee group or for any other purpose). BUYER and its affiliates shall have sole responsibility for all obligations and liabilities arising under the CBAs on and after the Closing Date, and shall indemnify and hold harmless SELLER and its affiliates with respect to any such obligations and liabilities. For the avoidance of doubt, BUYER’s assumption of obligations and liabilities under this Section 6.3(d) shall not include any pension (excluding the liabilities assumed by BUYER pursuant to the provisions of this paragraph intended to comply with Section 4204 of ERISA) or retiree medical liabilities arising or accruing prior to the Closing Date. For so long as BUYER is obligated to contribute to the BCT Fund pursuant to the applicable CBA, BUYER will be obligated to contribute to the BCT Fund for substantially the same number of contribution base units for which SELLER had an obligation to contribute thereto. Subject to the next sentence, BUYER will provide to the BCT Fund for a period of five plan years commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution, satisfactory to the BCT Fund, which bond or escrow will be paid to the BCT Fund if BUYER withdraws from the BCT Fund, or fails to make a contribution when due, at any time during the first five plan years beginning after the Closing Date, in an amount equal to the greater of (x) the average annual contribution required to be made by SELLER to the BCT Fund with respect to the operations under the applicable CBA for the three plan years prior to the plan year in which the Closing Date occurs (which average annual contribution, assuming the Closing Date occurs during 2006, is $932,460.59), or (y) the annual contribution that SELLER was required to make to the BCT Fund with respect to the operations under the applicable CBA for the last plan year prior to the plan year in which the Closing Date occurs (which annual contribution, assuming the Closing Date occurs during 2006, is $977,607.80). In lieu of providing the bond or escrow contemplated by the preceding sentence, BUYER may obtain a waiver, exemption, or variance of the requirement under ERISA that it provide such bond. If BUYER withdraws from the BCT Fund in a complete withdrawal, or a partial withdrawal with respect to operations covered by the applicable CBA, during the first five (5) plan years beginning after the Closing Date, BUYER will be primarily liable to the BCT Fund, and SELLER will be secondarily liable to the BCT Fund for any withdrawal liability SELLER would have had to the BCT Fund with respect to the operations covered by the applicable CBA (but for Section 4204 of ERISA) if the liability of BUYER with respect to the BCT Fund is not paid.
          (e) Severance. During the Benefits Continuation Period, if BUYER terminates the employment of any Transferred Employee without Cause (as defined below) or subjects any Transferred Employee to any indefinite lay-off, or if any Transferred Employee voluntarily terminates employment either because BUYER and its affiliates have failed to honor the terms of employment required by Section 6.3(b) with respect to such employee or because a condition of continued employment is such employee’s agreement to relocate to a job site more than fifty (50) miles from such employee’s job site immediately prior to the Closing Date, BUYER shall pay to such Transferred Employee cash severance in an amount equal to the greatest of (w) the severance pay due under the applicable severance plan of BUYER and its affiliates for similarly situated employees of BUYER and its affiliates (giving service credit for service with BUYER and SELLER and their affiliates), (x) the severance pay that would have been due under the severance plan of SELLER and its affiliates (including a CBA) that was applicable to such Transferred Employee immediately prior to the Closing Date with service with BUYER after the Closing Date credited for purposes of determining such severance, (y) in the case of exempt Salaried Employees, six (6) months’ base salary, and (z) in the case of non-exempt Salaried Employees, three (3) months’ base salary. In addition, BUYER shall continue to provide to each Transferred Employee the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) (on the same terms as are applicable to similarly situated active employees, and at no greater cost to such Transferred Employee than would be applicable were such Transferred Employee still employed) during the Severance Period (as defined below), provided that such Welfare Benefits shall cease to be provided in the event such Transferred Employee becomes eligible for substantially comparable Welfare Benefits from a subsequent employer. BUYER shall provide reasonable outplacement services to any Transferred Employee entitled to severance benefits pursuant to this paragraph. Within ten (10) business days of receipt of invoices containing proper documentation (which invoices shall be submitted no more frequently than monthly), SELLER shall reimburse BUYER for 65% of the excess of (i) cash severance amounts paid pursuant to the first sentence of this paragraph over (ii) the cash severance amounts that would have been payable under the applicable severance plan of BUYER and its affiliates had the applicable Transferred Employee incurred a termination of employment entitling such employee to severance under such plan (assuming for this purpose that the employee had satisfied all requirements (including execution of a release of claims) to receive the maximum severance level for which such employee would have been eligible and that such severance was not offset by any unemployment compensation, and taking into account service credit for service with BUYER and SELLER and their affiliates). For purposes of this paragraph, “Cause” means the Transferred Employee’s material and willful misconduct, willful refusal to perform his or her job responsibilities, or conviction of a felony or non-felony crime involving fraud or dishonesty, and “Severance Period” shall mean, with respect to any Transferred Employee, a number of weeks determined by dividing such Transferred Employee’s cash severance benefit by such Transferred Employee’s weekly base rate of pay.
          (f) Welfare Benefits Generally. With respect to Transferred Employees, (i) SELLER and its affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee before his or her Transfer Date, and (B) claims relating to health continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA (“COBRA Coverage”) attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur before such Transferred Employee’s Transfer Date, and (ii) BUYER and its affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after such Transferred Employee’s Transfer Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose; provided that claims for hospital charges relating to a hospital confinement that begins before the applicable Transfer Date but continues thereafter shall be treated as incurred before such Transfer Date. All claims for other (non-hospital) charges relating to a hospital confinement that begins before the applicable Transfer Date shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed. A disability or workers’ compensation claim shall be considered incurred before the applicable Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date, but only if such claim is actually filed before the first anniversary of such Transfer Date.
          (g) Medical Flexible Spending Plans. As of the Closing Date, BUYER will establish flexible spending accounts for medical and dependent care expenses under a new or existing plan (“BUYER’s FSA”) for each Transferred Employee who, on or prior to the Closing Date, is a participant in a flexible spending account for medical and dependent care expenses under an Employee Benefit Plan (“SELLER’s FSA”) or who elects to participate in BUYER’s FSA. Subject to BUYER being provided all information reasonably necessary to permit the administrator of BUYER’s FSA to accommodate the inclusion of the Transferred Employees in BUYER’s FSA on the basis described herein, BUYER will credit or debit, as applicable, effective as of the Closing Date, the applicable account of each Transferred Employee under BUYER’s FSA with an amount equal to the balance of each such Transferred Employee’s account under SELLER’s FSA as of immediately prior to the Closing Date. As soon as practicable after the Closing Date, SELLER will pay to BUYER the net aggregate amount of the account balances credited under BUYER’s FSA, if such amount is positive, and BUYER will pay to SELLER the net aggregate amount of the account balances credited under BUYER’s FSA, if such amount is negative. No later than as soon as reasonably practicable following the Closing Date, SELLER shall provide to BUYER a complete and accurate listing of year-to-date contributions and reimbursements under SELLER’s FSA for the calendar year in which the Closing Date occurs (such listing to be updated periodically to reflect any such information reported following the Closing Date).
          (h) Vacation. From and after the Closing Date, BUYER shall assume and honor all earned but unused vacation days of the Transferred Employees that accrued prior to the applicable Transfer Date, and shall hold harmless SELLER and its affiliates in respect of any liabilities with respect to such accrued vacation.
          (i) Qualified Retirement Plans. SELLER will retain all liabilities and obligations under Plans that are Qualified Plans in respect of benefits accrued thereunder by Business Employees prior to the Closing Date. No Transferred Employee will accrue any benefit under such plans in respect of service with BUYER after the Closing Date. No assets or liabilities of any Plan that is a Qualified Plan will be transferred to a retirement plan maintained by BUYER. BUYER shall cause a tax-qualified defined contribution plan established or maintained by BUYER or its applicable affiliate to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from Transferred Employees with respect to any account balances (including loans) distributed on or as of the Closing Date by applicable Plans. The distributions and rollovers described herein shall comply with applicable law and each party shall make all filings and take any actions required of such party under applicable law in connection therewith.
          (j) Cash Compensation Obligations. SELLER and its affiliates shall retain liability for payment of base salary, wages and overtime pay for each Business Employee accruing prior to such Business Employee’s Transfer Date, and BUYER and its affiliates shall assume responsibility for payments of base salary, wages and overtime pay to each Transferred Employee accruing on or after such Business Employee’s Transfer Date. SELLER shall make a prorated annual bonus payment to each Business Employee who remains employed through the Closing Date, the amount of which shall equal the product of the applicable Business Employee’s annual bonus amount (as described in the next sentence) multiplied by a fraction, the numerator of which is the number of days in the calendar year during which the Closing Date occurs that elapse prior to the Closing Date, and the denominator of which is 365. SELLER may determine the annual bonus amount using any good faith methodology (which need not be the same for each Business Employee), including by basing such amount upon target bonus or upon actual performance. Such prorated bonuses shall be paid no later than the date on which SELLER pays annual bonuses to similarly situated other employees of SELLER and its affiliates.
          (k) WARN Act. On the Closing Date, SELLER shall provide a list of any and all employees at the Facilities who have experienced, or will experience, an employment loss as defined by the Worker Adjustment and Retraining Notification Act or any similar law requiring notice to employees in the event of a plant closing or layoff (the “WARN Act”) within 90 days prior to the Closing Date. SELLER shall not, at any time within the 90 days before the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate at the Facilities a plant closing or mass layoff. BUYER shall be responsible for providing WARN Act notice of any plant closing or mass layoff at the Facilities that takes place after the Closing Date. BUYER shall assume liability for, and shall fully indemnify and hold harmless SELLER and its affiliates with respect to, any liabilities incurred by SELLER and its affiliates either (i) pursuant to the WARN Act and any similar statute in connection with any Business Employee, to the extent such liability arises from actions of BUYER and its affiliates or (ii) as a result of a failure to extend an offer complying with the requirements of this Section 6.3 to a Business Employee (including any such severance or WARN Act liabilities).

     6.4 HUMANE TREATMENT. BUYER agrees that, following the Closing Date, it will treat all cats and dogs used in the Business (the “Animals”) humanely and agrees that it will not injure or destroy any Animals, other than euthanasia in the best medical interest of an Animal.
     6.5 AS 400 AND OTHER COMPUTER EQUIPMENT. Following completion of the transition services period with respect to the services described as “AS400 Server” and “Computer Equipment” in Annex A of the Transition Services Agreement, BUYER shall provide SELLER reasonable access to the Buffalo Facility to remove the AS 400 computer server and other computer equipment constituting Excluded Assets.
     6.6 PRIVACY POLICY. Following the Closing, BUYER agrees to abide by the policies set forth in Exhibit F to this Agreement with respect to the user information and data referred to in Section 1.4(h).
     6.7 COMMON TRANSFERRED IP. To the extent that there is any Common Transferred IP, BUYER, on behalf of itself and its affiliates, to the extent of its rights with respect to the Common Transferred IP, hereby grants to SELLER a nonexclusive, perpetual, irrevocable, royalty-free, worldwide license to use and exploit such Common Transferred IP in connection with the operation of the business of SELLER and its affiliates. Such right and license shall include, to the extent of BUYER’s rights with respect to the Common Transferred IP, (a) the right to disclose such Common Transferred IP in furtherance of any business use in the business of SELLER and its affiliates, subject to SELLER entering into customary confidentiality arrangements with any third party recipients thereof, and (b) SELLER’s right to grant licenses and/or sublicenses with respect to the Common Transferred IP in furtherance of any business use in the business of SELLER and its affiliates.
     6.8 PURCHASE ORDERS. As soon as reasonably practicable following the Closing (and in no event later than five (5) business days following the Closing) SELLER shall deliver to BUYER copies of all Purchase Orders (or the portion of any other purchase order of SELLER or its affiliates relating to any of the Products) that are outstanding as of the Closing Date.

ARTICLE 7
MUTUAL COVENANTS OF THE PARTIES
     Each of SELLER and BUYER covenants and agrees as follows:
     7.1 BEST EFFORTS.
          (a) SELLER and BUYER shall each cooperate with the other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to vest in BUYER good title to the Assets and otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain as soon as practicable all approvals, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement or otherwise necessary for the operation of the Business as currently conducted in all material respects and the ownership of the Assets after the Closing. Subject to applicable laws relating to the exchange of information, SELLER and BUYER shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the transactions contemplated by this Agreement. SELLER and BUYER shall provide the other party with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. Prior to the Closing Date, BUYER shall not, and shall not permit any of its affiliates to, enter into or agree to enter into any agreement for the acquisition of any business or Person which acquisition would reasonably be expected to materially impair BUYER’s ability to consummate the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, in connection with any filing or submission required, action to be taken or commitment to be made by SELLER or BUYER or their respective affiliates or otherwise with respect to the Business or any Assets or Products to consummate the transactions contemplated by this Agreement, SELLER shall not, without BUYER’s prior written consent, sell, license, divest, dispose of or hold separate any businesses, products or assets of the Business, commit to any sale, license, divestiture, disposal or holding separate of any businesses, products or assets of the Business or otherwise take or commit to take, or consent to the taking of, any action that would limit BUYER’s or its affiliates’ freedom of action with respect to, or their freedom to retain, any of their businesses, products or assets, including the Business and all Products and Assets.
          (b) Without limiting Section 7.1(a), SELLER and BUYER shall cooperate and use their reasonable best efforts to:
               (i) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1(d)), including defending through litigation on the merits any claim asserted in any court by any Person; and
               (ii) to avoid or eliminate each and every impediment under the HSR Act that may be asserted by any governmental authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date); provided, however, that notwithstanding anything in this Agreement to the contrary, BUYER shall not be required to sell, license, divest, dispose of or hold separate, or otherwise take or commit to take, or consent to the taking of, any action limiting BUYER’s freedom of action with respect to, or BUYER’s or BUYER’s affiliates, freedom to retain, any assets, products or businesses of BUYER or SELLER (or their respective affiliates or subsidiaries) including the Business and any Products or Assets.
          (c) Without limiting the generality of the foregoing, SELLER shall use its reasonable best efforts to obtain prior to the Closing all third party consents required in order to transfer the Assets to BUYER at the Closing and BUYER will cooperate in order to obtain such consents; provided, however, that SELLER shall not be required to expend any material sums of money or offer or grant any material accommodation (financial or otherwise) to any third party in connection therewith; and provided, further, however, that subject to the immediately preceding proviso SELLER shall continue after the Closing for a period of twelve (12) months to use its reasonable best efforts to obtain as promptly as practicable any such consents that are not obtained prior to the Closing.
     7.2 COOPERATION. BUYER and SELLER shall reasonably cooperate with each other and shall cause their officers, employees, agents and representatives to reasonably cooperate with each other for a period of twelve (12) months after the Closing to ensure the orderly transition of the Assets and the Assumed Liabilities to BUYER and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby. No party shall be required by this

Section 7.2 to take any action that would unreasonably interfere with the conduct of its business.
     7.3 PUBLICITY. SELLER and BUYER agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by a party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange.
     7.4 ACCESS TO INFORMATION. After the Closing, upon reasonable notice, BUYER and SELLER shall furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants, during normal business hours, reasonable access to examine and make copies of its books of account, financial and other records (including accountants’ work papers) and information and assistance relating to the Business, Assets and Assumed Liabilities as are reasonably necessary for financial reporting and accounting matters, including Tax Return preparation, and any litigation, dispute or other reasonable business purpose; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of BUYER or SELLER.
     7.5 BULK SALES WAIVER. BUYER and SELLER hereby waive compliance with the terms and conditions of any applicable bulk sales law or similar laws that may be applicable to the sale or transfer of the Assets.
     7.6 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein.
     7.7 TAX MATTERS.
          (a) BUYER shall be liable for all sales, use, excise, value-added, business, goods and services, transfer, deed, recording, documentary, registration, conveyancing or similar taxes, duties or expenses that may be imposed as a result of the sale and transfer of the Assets (including any stamp duty or other tax chargeable in respect of any instrument transferring property and any Taxes (other than Income Taxes) payable in connection with the sale and transfer of the Intellectual Property), together with any and all penalties, interest and additions to tax with respect thereto, that are recoverable by BUYER or any of its affiliates under applicable law governing the payment of transfer taxes including, but not limited to, Canada Federal goods and services tax (“GST”), Harmonized Sales Tax (“HST”), Quebec Sales Tax (“QST”) and Canada Provincial sales tax (“PST”) (“Recoverable Transfer Taxes”). All other sales, use, excise, value-added, business, goods and services, transfer, deed, recording, documentary, registration, conveyancing or similar taxes, duties or expenses that may be imposed as a result of the sale and transfer of the Assets (including any stamp duty or other tax chargeable in respect of any instrument transferring property and any Taxes (other than Income Taxes) payable in connection with the sale and transfer of the Intellectual Property), together with any and all penalties, interest and additions to tax with respect thereto (“Nonrecoverable Transfer Taxes,” and, together with Recoverable Transfer Taxes, “Transfer Taxes”), shall be borne fifty percent (50%) by BUYER and fifty percent (50%) by SELLER. SELLER and BUYER shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws. In no event shall Transfer Taxes include Income Taxes. The Initial Purchase Price and Final Purchase Price are exclusive of any Recoverable Transfer Taxes and Nonrecoverable Transfer Taxes described above.
          (b) BUYER shall provide to SELLER, BUYER’s or BUYER’s appropriate affiliates’ U.S. and Canada Tax identification and Tax registration numbers (GST, QST, HST and PST) prior to the Closing Date.
          (c) BUYER and SELLER shall, and shall cause their respective subsidiaries and affiliates to, cooperate with respect to Tax matters, including timely providing each other with applicable resale and exemption certifications and other similar Tax and fee documentation. Without limiting the generality of the foregoing, BUYER and SELLER and their respective affiliates and subsidiaries shall cooperate to prepare and timely file any New York State transfer tax returns that are a requirement for an effective transfer of title to the Facilities from SELLER to BUYER. In the event the value of the Facilities is estimated for purposes of such New York State transfer tax returns and differs from the purchase price allocated to the Facilities in the Final Allocation, the parties shall amend the transfer tax returns to reflect the results of the Final Allocation and, if necessary, the parties will pay any additional transfer taxes arising from such amended returns in accordance with this Agreement.
          (d) In the case of any Tax Return with respect to a Straddle Period required to be filed by BUYER after the Closing, SELLER shall pay BUYER the amount of any Excluded Tax that is or would otherwise be payable with respect to such Tax Return at least five business days prior to the later of the date such payment is or would otherwise be due (the “Due Date”); provided that BUYER shall furnish SELLER with a copy of BUYER’S calculations with respect to such Excluded Taxes a period of time prior to the relevant Due Date reasonably sufficient to enable SELLER to review and approve such calculations.
     7.8 EMPLOYEE NON-SOLICITATION. Neither SELLER nor any of its affiliates shall, for a period of one (1) year following the Closing Date, seek to employ any Business Employee who accepts BUYER’s offer of employment for so long as such individual is employed by BUYER or any affiliate of BUYER; provided that SELLER and its affiliates shall not be prohibited from employing any such person who contacts SELLER or its affiliates in response to any general solicitation or advertising not directed at any such employee or group of employees.
     7.9 BOOKS AND RECORDS. To the extent SELLER is required by applicable law to retain a copy of the Transferred Information, SELLER shall be entitled to retain such copies as are so required, subject to the requirements of Section 5.6 hereof and shall notify BUYER of the categories of Transferred Information for which it has so retained copies.
ARTICLE 8
INDEMNIFICATION
     8.1 SURVIVAL. The representations and warranties of the parties hereto shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date for a period of 18 months after the Closing Date (the “Expiration Date”), provided, however, that (a) the representations and warranties contained in Sections 3.1(a) (SELLER’s Authority) and 4.1(a) (BUYER’s Authority) shall survive indefinitely; (b) the representations and warranties contained in Section 3.2 (Title to Tangible Assets), Section 3.3 (Intellectual Property) and Section 3.10 (Environmental Matters) shall survive until the fifth anniversary of the Closing Date; and (c) the representations and warranties contained in Section 3.13 (Employee Benefits) and Section 3.14 (Taxes) shall survive until ninety (90) days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and provided, further, that any covenants or agreements contained herein or made pursuant hereto that by their terms are to be performed after the Closing Date shall survive until fully discharged. No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to have breached such representation or warranty prior to the Expiration Date or such later expiration date as is described above.

     8.2 INDEMNIFICATION BY SELLER. SELLER shall indemnify BUYER, its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from and against any loss, liability, claim, cost, damage or expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by any such indemnified party to the extent arising from:
          (a) any breach or inaccuracy of any representation or warranty of SELLER contained in this Agreement (including in any certificate delivered pursuant to this Agreement on the Closing Date),
          (b) any breach of any covenant or agreement of SELLER contained in this Agreement, and
          (c) the Excluded Liabilities;
provided, however, that (x) SELLER shall not have any liability under clause (a) above (other than with respect to breaches of Section 3.2 (Title to Tangible Assets), Section 3.3 (Intellectual Property), Section 3.7 (Brokers) and Section 3.16(b) (Sufficiency of Assets)) unless the aggregate of all Losses relating thereto for which SELLER would, but for this proviso, be liable exceeds on a cumulative basis, an amount equal to one percent (1%) of the Final Purchase Price (the “Basket”), and then only to the extent that the aggregate of all such Losses relating thereto exceeds the Basket, and (y) SELLER shall not have any liability under clause (a) above with respect to any breach or inaccuracy of any representation or warranty of SELLER contained in Section 3.3 (Intellectual Property) unless the aggregate of all Losses relating thereto for which SELLER would, but for this proviso, be liable exceeds on a cumulative basis, an amount equal to one half of one percent (0.5%) of the Final Purchase Price (the “IP Basket”) and then only to the extent that the aggregate of all such Losses relating thereto exceeds the IP Basket; and provided, further, however, that SELLER’s aggregate liability under clause (a) above (other than with respect to breaches of Section 3.7 (Brokers)) shall in no event exceed fifteen percent (15%) of the Final Purchase Price (the “Cap”). For the avoidance of doubt, (1) Losses with respect to matters not subject to the Basket that are paid by SELLER to BUYER or its affiliates shall not count towards the Basket or the IP Basket, (2) any Losses that count towards the IP Basket shall also count towards the Basket and (3) any Losses that count towards the Basket shall also count towards the IP Basket.
     8.3 INDEMNIFICATION BY BUYER. BUYER shall indemnify SELLER and its respective officers, directors, employees and agents from and against and hold them harmless from any Loss suffered or incurred by any such indemnified party to the extent arising from

          (a) any breach or inaccuracy of any representation or warranty of BUYER contained in this Agreement (including in any certificate delivered pursuant to this Agreement on the Closing Date);
          (b) any breach of any covenant or agreement of BUYER contained in this Agreement; and
          (c) the Assumed Liabilities;
provided, however, that BUYER shall not have any liability under clause (a) above (other than with respect to breaches of Section 4.4 (Brokers)) unless the aggregate of all Losses relating thereto for which BUYER would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to the Basket, and then only to the extent that the aggregate of all such Losses relating thereto exceeds the Basket; and provided, further, however, that BUYER’s aggregate liability under clause (a) above (other than with respect to breaches of Section 4.4 (Brokers)) shall in no event exceed the Cap.
     8.4 EXCLUSIVE REMEDY; LIMITATION OF LIABILITY. BUYER and SELLER (a) each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy, with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8, and (b) in furtherance of the foregoing, hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action, they may have against each other relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law (including common law), ordinance, rule or regulation or otherwise, except for, in the case of each of clause (a) and (b), (x) claims for specific performance or injunctive or other equitable relief and (y) claims for fraud or intentional misrepresentation. For the avoidance of doubt, this Section 8.4 shall not affect any remedies provided in any Collateral Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither BUYER nor SELLER shall be liable under this Agreement for any special, consequential, punitive or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise.
     8.5 LOSSES NET OF INSURANCE; TAX BENEFITS. The amount of any Losses for which indemnification is provided under this Article 8 shall be net of (a) any amounts actually recovered by the indemnified party under its insurance policies with respect to such Losses and (b) any tax benefit actually realized by the indemnified party or its affiliates arising from the incurrence or payment of any such Losses. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnified Losses.
     8.6 PROCEDURES RELATING TO INDEMNIFICATION.
          (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article 8 in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, within five business days (or sooner, if the nature of the asserted liability so requires) after the indemnified party’s receipt thereof, copies of all written notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.
          (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing to the indemnified party its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except to the extent provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. All the parties hereto shall cooperate in the defense or prosecution of any Third-Party Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim and reasonably available to the indemnified party, to the extent permitted by applicable law, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnifying party shall not enter into any settlement of or otherwise compromise or discharge such Third-Party Claim without the indemnified party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement, compromise or discharge irrevocably releases the indemnified party from all liabilities and obligations with respect to such Third-Party Claim and does not impose any injunctive or other equitable relief against the indemnified party. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed).
          (c) Anything to the contrary in this Section 8.6 notwithstanding, if a Third-Party Claim includes or could reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are not Excluded Taxes, and such claim for Taxes that are Excluded Taxes is not separable from such a claim for Taxes that are not Excluded Taxes, SELLER (if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are not Excluded Taxes) or otherwise the BUYER (SELLER or BUYER, as the case may be, the “Controlling Party”), shall be entitled to control the defense of such Third-Party Claim (such Third-Party Claim, a “Tax Claim”). In such case, the other party (SELLER or BUYER, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Excluded Taxes and the Tax Claim that are not Excluded Taxes.
     8.7 EFFECT OF KNOWLEDGE. The representations and warranties set forth in this Agreement or any Collateral Agreement or any certificate delivered pursuant to any thereof, shall not be affected by any investigation, verification or examination by any party hereto or by any representative of any such party.

ARTICLE 9
TERMINATION
     9.1 BASIS FOR TERMINATION. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
          (a) by mutual written consent of SELLER and BUYER;
          (b) by BUYER if (i) SELLER breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform would give rise to the failure to satisfy any of the conditions set forth in Section 2.2(a), (b) or (c), and cannot be or has not been cured within 60 days following delivery by BUYER to SELLER of written notice of such breach, and shall not have been waived by BUYER or (ii) any other condition set forth in Section 2.2 shall have become incapable of fulfillment and shall not have been waived by BUYER;
          (c) by SELLER if (i) BUYER breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform would give rise to the failure to satisfy any of the conditions set forth in Section 2.3(a) or (b), and cannot be or has not been cured within 60 days following delivery by SELLER to BUYER of written notice of such breach, and shall not have been waived by SELLER or (ii) any other condition set forth in Section 2.3 shall have become incapable of fulfillment and shall not have been waived by SELLER;
          (d) by SELLER or BUYER if the Closing does not occur on or prior to December 31, 2006 (the “End Date”); or
          (e) by SELLER or BUYER, if (i) there shall be any law or regulation that makes consummation of the transactions hereunder illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (ii) any governmental authority or instrumentality having competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which the terminating party shall have used its reasonable best efforts (with respect to antitrust-related matters) or reasonable efforts (with respect to matters that are not antitrust-related) to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action shall have become final and non-appealable;

provided, however, that the party seeking termination pursuant to clause (b), (c), (d) or (e) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, including the covenants and agreements set forth in Section 7.1(b) of this Agreement.
     9.2 NOTICE OF TERMINATION, RETURN OF DOCUMENTS, CONTINUING CONFIDENTIALITY OBLIGATION. In the event of termination by SELLER or BUYER pursuant to this Article 9, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
          (a) BUYER shall return to SELLER or destroy all documents and copies and other material constituting CI under (and as defined in) the Confidentiality Agreement received from SELLER relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and
          (b) all CI received by BUYER with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
     9.3 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 9, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Sections 3.7 and 4.4 relating to finders’ fees and bankers’ fees, (b) Sections 5.6 and 6.1 relating to the obligations of the parties to keep confidential certain information and data obtained by them, (c) Section 7.3 relating to publicity, (d) Section 7.6 relating to expenses, and (e) this Section 9.3, provided, however, that nothing in this Article 9 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.
ARTICLE 10
GENERAL PROVISIONS
     10.1 ASSIGNMENT. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by BUYER or SELLER (including by operation of law in connection with a merger, or sale of substantially all the assets, of BUYER or SELLER) without the prior written consent of each of the other parties hereto. Without the consent of any party hereto BUYER may assign its rights hereunder to one or more majority-owned subsidiaries of BUYER and may collaterally assign its rights under this Agreement to any lender or financing source; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder.
     10.2 NO THIRD-PARTY BENEFICIARIES. Except for persons entitled to indemnification under Article 8 hereof, this Agreement is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto, any legal or equitable rights hereunder.
     10.3 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.
     10.4 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     10.5 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when delivered by hand or telecopied, three days after mailing (one business day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows:
(i)      If to SELLER:
Kraft Foods Global, Inc.
c/o General Counsel
Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois 60093-2753
Fax: (847) 646-2950

with a copy to:
Andrew J. Nussbaum, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000
(ii)     if to BUYER:
Del Monte Corporation
One Market Street
San Francisco, CA 94105
Attention: General Counsel
Fax: (415) 247-3263
with a copy to
Morrison & Foerster LLP
425 Market Street
Suite 3300
San Francisco, CA
Attention: Michael O’Bryan, Esq.
Fax: (415) 268-7522
     10.6 INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties acknowledge and agree that to the extent that there is a conflict between (a) any general provision of this Agreement and (b) any provision specifically relating to Tax matters, the terms of the specific Tax provision shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “without limitation.”
     10.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
     10.8 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, as long as the economic or legal substance of the Agreement is not affected in any manner adverse to either party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.
     10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
     10.10 ACTIONS AND PROCEEDINGS. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Delaware Chancery Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or the Delaware Chancery Court. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     10.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement or any Collateral Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or any Collateral Agreement to enforce specifically the performance of the terms and provisions hereof or thereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     10.12 ENTIRE AGREEMENT. This Agreement (including all Exhibits and Schedules annexed hereto), the Collateral Agreements and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

KRAFT FOODS GLOBAL, INC.

By:	/s/ Michael D. Waks

Name:	Michael D. Waks
Title:	Vice President, Global External Development

DEL MONTE CORPORATION

By:	/s/ Thomas E. Gibbons

Name:	Thomas E. Gibbons
Title:	Senior Vice President and Treasurer